Exhibit 3.3

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
between
ASCEND WELLNESS HOLDINGS, LLC
and
THE MEMBERS NAMED HEREIN
Dated as of:
November 3, 2020
Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Fourth Amended and Restated Limited Liability Company Agreement of Ascend Wellness Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of November 3, 2020 and amends and restates that certain Third Amended and Restated Limited Liability Company Agreement dated as of January 29, 2019 (the “Prior Agreement”), and is entered into by and among the Company, those Persons listed as Members on Schedule A attached hereto, and each Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a Joinder Agreement. This Agreement supersedes any prior agreements relating to the subject matter hereof, including the Prior Agreement.
RECITALS
WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on May 15, 2018 (the “Certificate of Formation”);
WHEREAS, the Company desires to amend and restate the Prior Agreement in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in this Agreement;
WHEREAS, it is intended that the Company be treated as an association taxable as a corporation for federal and state income tax purposes, as of the effective date set forth in this Agreement;
WHEREAS, pursuant to the Prior Agreement, the Prior Agreement may be amended pursuant to a writing executed by the Company, pursuant to a vote of the Requisite Managers, and Members holding a majority of the outstanding Common Units and Preferred Units (calculated on an as-converted into Common Units basis) voting together as a single class; and
WHEREAS, the Requisite Managers have voted to authorize the Company to enter into this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01   Definitions Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:
“Acceptance Notice” has the meaning set forth in Section 9.01(d).

“Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.) and any successor statute, as amended from time to time.
“Adjusted Capital Account” means the balance in the Capital Account maintained for each Member as of the end of each Fiscal Year (a) increased by any amount that such Member is obligated to restore under this Agreement, is treated as obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and (i)(5), and (b) reduced by the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.
“Additional Common Units” shall mean all Common Units issued (or deemed to be issued) by the Company after the date hereof, other than (1) Common Units or Convertible Securities issued to Managers, Officers or other Service Providers pursuant to any Incentive Plan, (2) the following Common Units and (3) Common Units deemed issued pursuant to the following Convertible Securities:
(A)Common Units or Convertible Securities issued as a dividend or distribution on Preferred Units;
(B)Common Units or Convertible Securities issued by reason of a Unit dividend, Unit split, split-up or other distribution on Common Units; or
(C)Common Units or Convertible Securities actually issued upon conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Convertible Security.
“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.
“Affected Member” has the meaning set forth in Section 4.16.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.
“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
“Applicable Offered Common Units” has the meaning set forth in Section 10.03(a)(ii).
“Applicable Offered Preferred Units” has the meaning set forth in Section 10.03(a)(ii).
“Applicable Offered Units” has the meaning set forth in Section 10.03(a)(ii).
“Applicable Pro Rata Portion” means:
(a)for purposes of Section 9.01, a Member’s Preferred Pro Rata Portion of any New Preferred Securities proposed to be issued or sold by the Company and a Member’s Common Pro Rata Portion of any New Common Securities proposed to be issued or sold by the Company; and
(b)for purposes of Section 10.03, a Member’s Preferred Pro Rata Portion of any Offered Preferred Units proposed to be Transferred by an Offering Member and a Member’s Common Pro Rata Portion of any Offered Common Units proposed to be Transferred by an Offering Member.
“Applicable ROFR Rightsholders” has the meaning set forth in Section 10.03(a)(ii).
“Award Agreement” means each agreement memorializing a grant of Common Units or Convertible Securities to an Officer, Manager or any other Service Provider under any Incentive Plan.
“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of thirty (30) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.
“Board” has the meaning set forth in Section 8.01.
“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3).
“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:
(a)the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of each such Company asset as of the date of such contribution;
(b)immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;
(c)the Book Value of all Company assets may be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:
(i)the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;
(ii)the acquisition of a Membership Interest in the Company by a new or existing Member in consideration of services to or on behalf of the Company;
(iii)the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company;

(iv)the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);
provided, that adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;
(d)the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
(e)if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.
“Cannabis Code” means any laws or regulations promulgated or enacted by state or local jurisdiction in which the Company or its subsidiaries have operations pertaining to cannabis cultivation, dispensing, sale, storage, manufacturing, distribution, transporting, testing or other commercial cannabis activities within its respective jurisdiction.
“Cannabis Regulatory Body” means all applicable State and local licensing authorities with authority under a Cannabis Code, as the case may be.
“Capital Account” has the meaning set forth in Section 5.03.
“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member as reflected on the Members Schedule, as the same may be amended from time to time.
“Cause” with respect to any particular Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Cause” means any of the following:
(a)such Service Provider’s repeated failure to perform substantially his duties as an employee or other associate of the Company or any of the Company Subsidiaries

(other than any such failure resulting from his Disability) which failure, whether committed willfully or negligently, has continued unremedied for more than thirty (30) days after the Company has provided written notice thereof; provided, that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Service Provider to substantially perform his duties;
(b)such Service Provider’s fraud or embezzlement;
(c)such Service Provider’s material dishonesty or breach of fiduciary duty against the Company or any of the Company Subsidiaries;
(d)such Service Provider’s willful misconduct or gross negligence which is injurious to the Company or any of the Company Subsidiaries;
(e)any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude, or any willful or material violation by such Service Provider of any federal, state or foreign securities laws;
(f)any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by such Service Provider that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Company Subsidiaries;
(g)the unlawful use (including being under the influence) or possession of illegal drugs by such Service Provider on the premises of the Company or any of the Company Subsidiaries while performing any duties or responsibilities with the Company or any of the Company Subsidiaries;
(h)the material violation by such Service Provider of any rule or policy of the Company or any of the Company Subsidiaries; or
(i)the material breach by such Service Provider of any covenant undertaken in Article XI herein, any effective Award Agreement, employment agreement or any written non-disclosure, non-competition, or non-solicitation covenant or agreement with the Company or any of the Company Subsidiaries.
“Certificate of Formation” has the meaning set forth in the Recitals.
“Change of Control” means: (a) the sale (or series of related sales) of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries to a Third Party Purchaser; (b) a sale (or series of related sales) resulting in no less than a majority of the Common Units on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of those Members holding Membership Interests in the Company immediately prior to the merger, consolidation, recapitalization or reorganization of the Company to designate or elect a majority of the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Manager” has the meaning set forth in Section 8.02(a)(i).
“Common Pro Rata Portion” means:
(a)for purposes of Section 9.01, with respect to any Pre-emptive Member holding Common Units or Preferred Units, on any issuance date for New Common Securities, a fraction determined by dividing (a) the number of Common Units and Preferred Units on a Fully Diluted Basis owned by such Pre-emptive Member immediately prior to such issuance by (b) the total number of Common Units and Preferred Units on a Fully Diluted Basis held by the Members on such date immediately prior to such issuance; and
(b)for purposes of Section 10.03, with respect to an Applicable ROFR Rightsholder holding Common Units, on any date of a proposed Transfer by an Offering Member, a fraction determined by dividing (a) the number of Common Units on a Fully Diluted Basis owned by such Applicable ROFR Rightsholder immediately prior to such Transfer by (b) the total number of Common Units on a Fully Diluted Basis held by the Members on such date immediately prior to such Transfer.
“Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement.
“Company” has the meaning set forth in the Preamble.
“Company Interest Rate” means a rate equal to the prime rate published in the Wall Street Journal on the applicable date plus two percent (2%).
“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.
“Company Option Period” has the meaning set forth in Section 10.03(d)(iii).
“Company ROFR Exercise Notice” has the meaning set forth in Section 10.03(d)(iii).
“Company Subsidiary” means a Subsidiary of the Company.
“Confidential Information” has the meaning set forth in Section 11.01.
“Contingency Event” has the meaning set forth in Section 3.04(c)(i).
“Conversion Rate” has the meaning set forth in Section 3.04(a).

“Conversion Rights” has the meaning set forth in Section 3.04.
“Conversion Time” has the meaning set forth in Section 3.04(c).
“Convertible Securities” means any evidence of indebtedness, Units or other securities directly or indirectly convertible into, exercisable for or exchangeable for Common Units.
“Corporate Election Effective Date” means the date on which the Company’s election under Treasury Regulation Section 301.7701-3(c) to be classified for federal income tax purposes as an association taxable as a corporation is effective.
“Covered Person” has the meaning set forth in Section 14.01(a).
“Delay Condition” means any of the following conditions: (a) the Company is prohibited from purchasing any Common Units by any Financing Document or by Applicable Law; (b) a default has occurred under any Financing Document and is continuing; (c) the purchase of any Common Units would, or in the good-faith opinion of the Board could, result in the occurrence of an event of default under any Financing Document or create a condition that would or could, with notice or lapse of time or both, result in such an event of default; or (d) the purchase of any Common Units would, in the good-faith opinion of the Board, be imprudent in view of the financial condition of the Company, the anticipated impact of the purchase of such Common Units on the Company’s ability to meet its obligations under any Financing Document or otherwise in connection with its business and operations.
“Diluted Units” has the meanings set forth in Section 3.05(b).
“Disability” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Disability” means such Service Provider’s incapacity due to physical or mental illness that: (a) shall have prevented such Service Provider from performing his duties for the Company or any of the Company Subsidiaries on a full-time basis for more than ninety (90) or more consecutive days or an aggregate of one hundred eighty (180) days in any 365-day period; or (b)(i) the Board determines, in compliance with Applicable Law, is likely to prevent such Service Provider from performing such duties for such period of time and (ii) thirty (30) days have elapsed since delivery to such Service Provider of the determination of the Board and such Service Provider has not resumed such performance (in which case the date of termination in the case of a termination for Disability pursuant to this clause (ii) shall be deemed to be the last day of such 30-day period).
“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as a Service Provider for the Company or a Company Subsidiary. “Distribute” when used as a verb shall have a correlative meaning.
“Drag-along Member” has the meaning set forth in Section 10.04(a).
“Drag-along Notice” has the meaning set forth in Section 10.04(c).
“Drag-along Sale” has the meaning set forth in Section 10.04(a).
“Dragging Member” has the meaning set forth in Section 10.04.
“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.
“Excess Amount” has the meaning set forth in Section 7.03(c).
“Exempted Securities” means those securities that are not Additional Common Units pursuant to the definition thereof.
“Exercise Period” has the meaning set forth in Section 9.01(d).
“Exercising Member” has the meaning set forth in Section 9.01(e).
“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.
“Family Members” has the meaning set forth in Section 10.02(b).
“Financing Document” means any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Company or any of the Company Subsidiaries.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.
“Forfeiture Allocations” has the meaning set forth in Section 6.02(f).
“Fully Diluted Basis” means, as of any date of determination, (a) with respect to all the Units, all issued and outstanding Units of the Company and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable, or (b) with respect to any specified type, class or series of Units, all issued and outstanding Units designated as such type, class or series and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable.
“Fully Participating Tag-along Member” has the meaning set forth in Section 10.05(e)(i)
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Good Reason” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Good Reason” means any of the following actions taken without the Service Provider’s written consent:
(a)a material reduction in the Service Provider’s base salary or the Service Provider’s ability to participate in Company incentive or bonus plans (other than a general reduction in base salary or bonuses that affects all salaried Service Providers equally);
(b)the failure by the Company to pay to the Service Provider any material portion of the salary, bonus or other benefits owed to such Service Provider;
(c)a substantial adverse change in the Service Provider’s duties and responsibilities or a material diminution in the Service Provider’s title, responsibility, or authority; or
(d)a transfer of the Service Provider’s primary workplace by more than fifty (50) miles from the current workplace; provided, that Good Reason shall not be deemed to exist unless (a) the Company fails to cure the event giving rise to Good Reason within thirty (30) days after written notice thereof given by the Service Provider to the Board, which notice shall (i) be delivered to the Board no later than twenty (20) days following the Service Provider’s initial detection of the condition, and (ii) specifically set forth the nature of such event and the corrective action reasonably sought by the Service Provider; and (b) the Service Provider terminates his employment within thirty (30) days following the last day of the foregoing cure period.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Initial Cost” means, with respect to any Unit, the purchase price paid to the Company with respect to such Unit by the Member to whom such Unit was originally issued.
“Initial Public Offering” has the meaning set forth in Section 15.19.
“IPO Entity” has the meaning set forth in Section 15.19.
“Issuance Notice” has the meaning set forth in Section 9.01(c).
“Joinder Agreement” means the joinder agreement in form attached hereto as Exhibit A.
“Key Individual” means any Manager, Officer, or employee of the Company that has substantial operational control over the operations of the Company.
“Liquidator” has the meaning set forth in Section 13.03(a).
“Losses” has the meaning set forth in Section 14.03(a).
“Manager” has the meaning set forth in Section 8.01(b).
“Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement, the Prior Agreement or a joinder thereto; and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” of the Company.
“Member Group” means Members under common control. As of the date hereof, for the purposes of this definition the following entities shall be considered a Member Group: [***].
“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.
“Member ROFR Exercise Notice” has the meaning set forth in Section 10.03(d)(iv).
“Members Schedule” has the meaning set forth in Section 3.01.
“Membership Interest” means an interest of the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable to any and all benefits to which such Member may be entitled as provided in this Agreement.
“Net Income” means the excess (if any) of the Company’s items of income and gain over its items of loss and deduction.
“Net Loss” means the excess (if any) of the Company’s items of loss and deduction over its items of income and gain, in all cases computed in accordance with the method of accounting for determining Capital Accounts under Section 704(b) of the Code, and excluding any items specially allocated under Article VI of this Agreement.
“New Common Securities” has the meaning set forth in Section 9.01(b)(ii).
“New Interests” has the meaning set forth in Section 3.07.
“New Preferred Securities” has the meaning set forth in Section 9.01(b)(i).
“New Securities” has the meaning set forth in Section 9.01(b)(iii).
“Non-Exercising Member” has the meaning set forth in Section 9.01(e).
“Observer” has the meaning set forth in Section 8.12(a).
“Offered Common Units” has the meaning set forth in Section 10.03(a)(i).
“Offered Preferred Units” has the meaning set forth in Section 10.03(a)(i).
“Offered Units” has the meaning set forth in Section 10.03(a)(ii).
“Offering Member” has the meaning set forth in Section 10.03(a)(i).
“Offering Member Notice” has the meaning set forth in Section 10.03(c).
“Officers” has the meaning set forth in Section 8.10.
“Over-allotment Exercise Period” has the meaning set forth in Section 9.01(e).
“Over-allotment Notice” has the meaning set forth in Section 9.01(e).

“Permitted Transfer” means a Transfer of Preferred Units or Common Units carried out pursuant to Section 10.02. “Permitted Transferee” means a recipient of a Permitted Transfer.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-emptive Member” has the meaning set forth in Section 9.01(a).
“Preferred Managers” has the meaning set forth in Section 8.02(a)(ii).
“Preferred Original Issue Date” has the meaning set forth in Section 3.04(c)(iv).
“Preferred Pro Rata Portion” means:
(a)for purposes of Section 9.01, with respect to any Pre-emptive Member holding Preferred Units or Common Units, on any issuance date for New Preferred Securities, a fraction determined by dividing (i) the number of Preferred Units and Common Units on a Fully Diluted Basis owned by such Pre-emptive Member immediately prior to such issuance by (ii) the total number of Preferred Units and Common Units on a Fully Diluted Basis held by the Members on such date immediately prior to such issuance; and
(b)for purposes of Section 10.03, with respect to an Applicable ROFR Rightsholder holding Preferred Units, on any date of a proposed Transfer by an Offering Member, a fraction determined by dividing (i) the number of Preferred Units on a Fully Diluted Basis owned by such Applicable ROFR Rightsholder immediately prior to such Transfer by (ii) the total number of Preferred Units on a Fully Diluted Basis held by the Members on such date immediately prior to such Transfer.
“Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Preferred Units” in this Agreement.
“Prior Agreement” has the meaning set forth in the Recitals.
“Proposed Transferee” has the meaning set forth in Section 10.05(a).
“Prospective Purchaser” has the meaning set forth in Section 9.01(c).
“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.
“Purchasing Rightsholders” has the meaning set forth in Section 10.03(e)(ii).
“Qualified Member” has the meaning set forth in Section 12.01.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (a) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (b) the Member’s Estimated Tax Amount for such Fiscal Year over (ii) all Distributions previously made during such Fiscal Year to such Member.
“Real Estate Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Real Estate Preferred Units” in this Agreement.
“Remaining Portion” has the meaning set forth in Section 10.05(e)(i).
“Remaining Portion Notice” has the meaning set forth in Section 10.05(e)(i).
“Remaining Tag-along Notice” has the meaning set forth in Section 10.05(e)(ii).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Managers” means at least three (3) Managers including at least one (1) Preferred Manager.
“Restricted Period” has the meaning set forth in Section 11.02(d).
“ROFR Rightsholder Option Period” has the meaning set forth in Section 10.03(d)(iv).
“Sale Notice” has the meaning set forth in Section 10.05(c).
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
“Selling Member” has the meaning set forth in Section 10.05(a).
“Series Seed Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Series Seed Preferred Units” in this Agreement.
“Series Seed+ Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Series Seed+ Preferred Units” in this Agreement.
“Service Provider” means Managers, Officers, employees, consultants or other service providers of the Company or any Company Subsidiary.

“Significant Interest” means, with respect to an interest in an entity, an interest of at least thirty-seven and one-half percent (37.5%) of the equity of such entity held by an individual or such individual’s Family Member(s), individually or as a beneficial interest.
“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.
“Tag-along Member” has the meaning set forth in Section 10.05(a).
“Tag-along Notice” has the meaning set forth in Section 10.05(d)(ii).
“Tag-along Period” has the meaning set forth in Section 10.05(d)(ii).
“Tag-along Portion” has the meaning set forth in Section 10.05(d)(i).
“Tag-along Sale” has the meaning set forth in Section 10.05(a).
“Target Capital Account” means the balance in the Capital Account maintained for each Member as of the end of each Fiscal Year, increased by any amount that such Member is obligated to restore under this Agreement, is treated as obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and (i)(5).
“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.
“Tax Rate” of a Member, for any period, means the highest marginal blended federal, state and local tax rate applicable to ordinary income, qualified dividend income or capital gains, as appropriate, for such period for an individual residing in New York, New York, taking into account for federal income tax purposes, the deductibility of state and local taxes and any applicable limitations on such deductions.
“Tax Representative” has the meaning set forth in Section 12.04(a).
“Taxing Authority” has the meaning set forth in Section 7.04(c).
“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Preferred Units or Common Units (or applicable Unit Equivalents) or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Preferred Units or Common Units (or applicable Unit Equivalents).
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.
“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Preferred Units and the Common Units; provided, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.
“Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.
“Unpaid Yield” means, with respect to any Real Estate Preferred Unit at any time, the amount equal to the excess, if any, of fifty percent (50%) of the Initial Cost of such Real Estate Preferred Unit minus the aggregate amount of all Distributions made by the Company in respect of such Real Estate Preferred Unit pursuant to Section 7.02(b) as of such time.
“Voting Unitholders” means all holders of the Voting Units.
“Voting Units” means the Preferred Units and the Common Units. Except as otherwise provided in this Agreement, with respect to any reference in this Agreement to any number or percentage of Voting Units, such number or percentage shall be calculated on an as-converted into Common Unit basis such that, with respect to any matter on which the Voting Unitholders are entitled to vote hereunder or pursuant to the Act, as of any date of determination, each holder of Preferred Units shall be entitled to one vote for each Common Unit into which its Preferred Units are then convertible as of such date of determination.
“Waiving Member” means all Members who are not Managers or the Managing Member.
“Withholding Advances” has the meaning set forth in Section 7.04(c).
Section 1.02   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE II
ORGANIZATION
Section 2.01    Formation
(a)The Company was formed on May 15, 2018 upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Prior Agreement was entered into by Company on January 29, 2019. This Agreement amends, restates and supersedes the Prior Agreement in its entirety.
(b)This Agreement shall constitute the “limited liability company agreement” of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to this Agreement.
Section 2.02   Name The name of the Company is “Ascend Wellness Holdings, LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.
Section 2.03   Principal Office The principal office of the Company is located at 16 Brook Street, Natick, Massachusetts 01760, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.
Section 2.04   Registered Office; Registered Agent
(a)The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Applicable Law.
(b)The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by Applicable Law.

Section 2.05   Purpose; Powers
(a)The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed and to engage in any and all activities necessary or incidental thereto.
(b)The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed.
Section 2.06   Term The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.
Section 2.07   No State-Law Partnership The Members intend that for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company (i) shall have been treated as a partnership for such purposes at all times prior to the Corporate Election Effective Date and (ii) shall elect to be treated as an association taxable as a C-corporation for such purposes at all times on and after the Corporate Election Effective Date. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. Notwithstanding the foregoing, any Subsidiary whose operations consist of trafficking in controlled substances pursuant to Section 280E of the Code shall be wholly owned by a Subsidiary of the Company that is taxed as a C-corporation. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venture of any other Member, Manager, or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.07.
ARTICLE III
UNITS
Section 3.01   Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Board shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”) and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Schedule A.
Section 3.02   Authorization and Issuance of Preferred Units Subject to compliance with Section 9.01 and Section 10.01(b), the Company is hereby authorized to issue three classes of Preferred Units designated as Real Estate Preferred Units, Series Seed Preferred Units and Series Seed+ Preferred Units, respectively. As of the date hereof, the number of Real Estate

Preferred Units, Series Seed Preferred Units and Series Seed+ Preferred Units issued and outstanding to the Members are set forth opposite each Member’s name on the Members Schedule. References to Preferred Units in this Agreement shall be deemed to refer to Real Estate Preferred Units, Series Seed Preferred Units and Series Seed+ Preferred Units together as one class.
Section 3.03   Authorization and Issuance of Common Units Subject to compliance with Section 9.01 and Section 10.01(b), the Company is hereby authorized to issue a class of Units designated as Common Units. As of the date hereof, the number of Common Units issued and outstanding to the Members are set forth opposite each Member’s name on the Members Schedule. As of the date hereof, no other Common Units are issued and outstanding.
Section 3.04   Optional Conversion The holders of the Preferred Units shall have conversion rights (the “Conversion Rights”) as follows:
(a)Right to Convert. Each Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into fully paid and non-assessable Common Units. Initially, each one (1) Preferred Unit shall be convertible for one (1) Common Unit (the “Conversion Rate”). The Conversion Rate applicable to each Preferred Unit (i.e. the number of such Preferred Units necessary to convert into one (1) Common Unit) shall be subject to adjustment as provided in this Section 3.04 and in Section 3.05 below. Any such applicable adjustment to the Conversion Rate shall be determined on a Unit-by-Unit basis, and therefore different Conversion Rates may apply to Preferred Units of different series, or of the same series if such Preferred Units of the same series had a different Initial Cost.
(b)Termination of Conversion. Rights. Subject to Section 3.05(c)(i) in the case of a Contingency Event (defined below) herein, in the event of a liquidation, dissolution, or winding up of the Company or a Change of Control, the Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Units, provided, however, that the Conversion Rights will not terminate upon a Change of Control if so determined by the Requisite Managers.
(c)Mechanics of Conversion.
(i)Notice of Conversion. In order for a holder of Preferred Units to voluntarily convert Preferred Units into Common Units, such holder shall (a) provide written notice to the Company that such holder elects to convert all or any number of such holder’s Preferred Units and, if applicable, any event on which such conversion is contingent (a “Contingency Event”) and (b), if such holder’s Preferred Units are certificated, surrender the certificate or certificates for such Preferred Units (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company. Such notice shall state such holder’s name or the names of the Permitted Transferees in which such holder wishes the Common Units to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Company of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the Common Units issuable upon conversion of the specified Units shall be deemed to be outstanding of record as of such date.
(ii)Effect of Conversion. All Preferred Units which shall have been surrendered for conversion as herein provided shall no longer be deemed outstanding and all rights with respect to such Preferred Units shall immediate cease and terminate at the Conversion Time, except only for the right of the holders thereof to receive Common Units in exchange thereof.
(iii)Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Preferred Units pursuant to this Section 3.04. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Units in a name other than that in which the Preferred Units so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.
(iv)Adjustment for Unit Splits or Combinations. If the Company shall at any time or from time to time after any applicable original issue date for any series of Preferred Units (each such date, a “Preferred Original Issue Date”) effect a subdivision or combination of the outstanding Common Units, the Conversion Rate for such series of Preferred Units in effect immediately before that subdivision shall be proportionately adjusted so that the number of Common Units issuable on conversion of each Preferred Unit of such series shall be increased or decreased in proportion to such increase or decrease in the aggregate number of Common Units outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(v)Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after any applicable Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Units entitled to receive, a dividend or other distribution payable on the Common Units in additional Common Units, then and in each such event the Conversion Rate for such series of Preferred Units in effect immediately before such event shall be proportionately adjusted so that the number of Common Units issuable on conversion of each Preferred Unit of such series shall be increased in proportion to such increase in the aggregate number of Common Units outstanding, as of the close of business of such record date. Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate then in effect for the applicable series of Preferred Units shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Rate shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Preferred Units simultaneously receive a dividend or other distribution of Common Units in a number equal to the number of Common Units as they would have received if all outstanding Preferred Units had been converted into Common Units on the date of such event.
Section 3.05   Adjustment to Conversion Rate for Diluting Issues
(a)No adjustment in the Conversion Rate for Preferred Units shall be made as a result of the issuance or deemed issuance of Additional Common Units if the Company receives written notice from the Members holding at least 66.66% of the Preferred Units agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Common Units.
(b)In the event the Company shall at any time after any Preferred Original Issue Date issue Additional Common Units (including Additional Common Units deemed to be issued pursuant to Section 3.06), without consideration or for a consideration per Additional Common Unit less than the Initial Cost of any Preferred Unit held by a Member (each as applicable, “Diluted Units”), then the Conversion Rate applicable to such Diluted Units (and only to such Diluted Units) shall be adjusted, concurrently with such issue, to a ratio determined in accordance with the following formula:
CP2 = CP1* ((A + B) ÷ (A + C))
For purposes of the foregoing formula, the following definitions shall apply:
(i)“CP2” shall mean the number of Diluted Units necessary to convert into one (1) Common Unit immediately after such issue of Additional Common Units, which ratio shall be the Conversion Rate applicable to the Diluted Units subsequent to the issuance of the Additional Common Units;
(ii)“CP1” shall mean the number of Diluted Units necessary to convert into one (1) Common Unit pursuant to the Conversion Rate in effect immediately prior to such issue of Additional Common Units;

(iii)“A” shall mean the number of Common Units outstanding immediately prior to such issue of Additional Common Units (treating for this purpose as outstanding all Common Units issuable upon conversion or exchange of Convertible Securities (including the Preferred Units) outstanding immediately prior to such issue);
(iv)“B” shall mean the number of Common Units that would have been issued if such Additional Common Units had been issued at a price per share equal to the Initial Cost of the applicable Diluted Units (determined by dividing the aggregate consideration received by the Company in respect of such issue by the Initial Cost of the applicable Diluted Units); and
(v)“C” shall mean the number of such Additional Common Units issued in such transaction.
(c)Determination of Consideration. For the purposes of this Section 3.05, the consideration received by the Company for the issue of any Additional Common Units shall be computed as follows:
(i)Cash and Property. Such consideration shall:
(1)insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;
(2)insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
(3)in the event Additional Common Units are issued together with other securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.
(ii)Convertible Securities. The consideration per Unit received by the Company for Additional Common Units deemed to have been issued pursuant to Section 3.06, relating to Convertible Securities, shall be determined by dividing: (i) The total amount, if any, received or receivable by the Company as consideration for the issue of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the conversion or exchange of such Convertible Securities, by (ii) the maximum number of Common Units (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the conversion or exchange of such Convertible Securities.
(d)Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Common Units that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Rate applicable to any Preferred Units pursuant to the terms of Section 3.06(b), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Rate shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
Section 3.06   Deemed Issue of Additional Common Units
(a)If the Company at any time, or from time to time, after the Preferred Original Issue Date shall issue Convertible Securities (excluding Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, then the maximum number of Common Units (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Units issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)If the terms of any Convertible Security, the issuance of which resulted in an adjustment to the Conversion Rate applicable to any Preferred Units pursuant to the terms of Section 3.05(b), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Convertible Security) to provide for either (1) any increase or decrease in the number of Common Units issuable upon the exercise, conversion and/or exchange of any such Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Rate computed upon the original issue of Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Rate as would have obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Rate applicable to any Preferred Units to an amount which exceeds the lower of (i) the Conversion Rate applicable to such Preferred Units in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Security, or (ii) the Conversion Rate that would have resulted from any issuances of Additional Common Units (other than deemed issuances of Additional Common Units as a result of the issuance of such Convertible Security) between the original adjustment date and such readjustment date.
(c)If the terms of any Convertible Security (excluding Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to any applicable Conversion Rate pursuant to the terms of Section 3.05(b) (either because the consideration per share (determined pursuant to Section 3.05(c)) of the Additional Common Units subject thereto was equal to or greater than the Conversion Rate applicable to any Preferred Units then in effect, or because such Convertible Security was issued before the Preferred Original Issue Date), are revised after the Preferred Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (but excluding automatic adjustments to such terms pursuant to anti- dilution or similar provisions of such Convertible Security) to provide for either (1) any increase in the number of Common Units issuable upon the exercise, conversion or exchange of any such Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security, as so amended or adjusted, and the Additional Common Units subject thereto (determined in the manner provided in Section 3.06) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)Upon the expiration or termination of any unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any applicable Conversion Rate pursuant to the terms of Section 3.05(b), such Conversion Rate shall be readjusted to such Conversion Rate as would have obtained had such Convertible Security (or portion thereof) never been issued.
(e)If the number of Common Units issuable upon the exercise, conversion and/or exchange of any Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to any applicable Conversion Rate provided for in this Section 3.06 shall be effected at the time of such issuance or amendment based on such number of Units or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in this Section 3.06). If the number of Common Units issuable upon the exercise, conversion and/or exchange of any Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Convertible Security is issued or amended, any adjustment to any applicable Conversion Rate that would result under the terms of this Section 3.06 at the time of such issuance or amendment shall instead be effected at the time such number of Units and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion

Rate that such issuance or amendment took place at the time such calculation can first be made.
Section 3.07   Other Issuances In addition to the Preferred Units and Common Units, the Company is hereby authorized, subject to compliance with Section 8.02(c), Section 9.01 and Section 10.01(b), to authorize and issue or sell to any Person any of the following (collectively, “New Interests”): (i) any new type, class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Preferred Units or Common Units but having different rights; and (ii) Unit Equivalents. The Board is hereby authorized, subject to Section 15.09, to amend this Agreement to reflect such issuance and to fix the relative privileges, preference, duties, liabilities, obligations and rights of any such New Interests, including the number of such New Interests to be issued, the preference (with respect to Distributions, in liquidation or otherwise) over any other Units and any contributions required in connection therewith.
Section 3.08   Certification of Units
(a)The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Member.
(b)In the event that the Board shall issue certificates representing Units in accordance with Section 3.08(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:
THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY, AND MAY BE AMENDED OR RESTATED FROM TIME TO TIME. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED.
THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION.

ARTICLE IV
MEMBERS
Section 4.01   Admission of New Members
(a)New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to compliance with the provisions of Section 8.02(c), Section 9.01 and Section 10.01(b), as applicable, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article X and in either case, following compliance with the provisions of Section 4.01.
(b)In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units.
Section 4.02   Representations and Warranties of Members By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:
(a)The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a Public Offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;
(b)Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;
(c)Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;
(d)Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose;

(e)The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;
(f)Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;
(g)Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;
(h)The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;
(i)This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and
(j)Neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any Company Subsidiary or affect the right of the Company or any Company Subsidiary to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company or Company Subsidiary, if applicable.
(k)None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in any Unit Purchase Agreement or Award Agreement, as applicable.
Section 4.03   No Personal Liability By Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.
Section 4.04   No Withdrawal A Member shall not cease to be a Member as a result of the Bankruptcy of such Member. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member; provided, however, that this Agreement shall continue to apply with respect to any Units that have been called in accordance with any Award Agreement until full payment is made therefor in accordance with the terms of such Award Agreement.
Section 4.05   Death The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred in accordance with such Member’s will, revocable or irrevocable trust, instructions of the Probate court, or under the laws of intestacy, whichever of the forgoing is applicable; provided, that within a reasonable time after such Transfer, the applicable persons receiving such deceased Member’s Units shall sign a written undertaking substantially in the form of the Joinder Agreement.
Section 4.06   No Management by Members; Actions by Members No Member, solely in his or its capacity as a Member, shall take part in the day-to-day management, operation or control of the business and affairs of the Company, or have any right, power or authority to act for or on behalf of or to bind the Company or transact any business in the name of the Company. No Member, solely in his or its capacity as a Member, shall have any rights other than those specifically provided herein or granted by law where consistent with a valid provision of this Agreement. This Section 4.06 shall not be interpreted to imply voting rights of a particular class of Units and voting rights shall only arise based upon the express provisions therefor applicable to a class of Units under this Agreement. Reference to Members and the procedures set forth hereunder for meetings and action of Members shall apply only to the particular class having an express right to vote as a Member on the matter in question.
Section 4.07   Voting
(a)Except as otherwise provided by this Agreement (including Section 15.09) or as otherwise required by Applicable Law, the Voting Unitholders shall be entitled to one vote per Common Unit held by each such Voting Unitholder (calculated on an as-converted into Common Unit basis) for all matters pursuant to which such Voting Unitholder shall have voting rights as provided by this Agreement or required by the Act. For the avoidance of doubt, as of any date of determination, each Voting Unitholder holding Preferred Units shall, pursuant to the foregoing sentence, be entitled to one vote for each Common Unit into which its Preferred Units are then convertible as of such date of determination. Except as specifically provided in this Agreement, any other Company Membership Interests other than the Voting Units shall not entitle their holders to vote for any Company purposes, except to the extent required by the Act.

Section 4.08   Meetings
(a)Meetings. Meetings of the Members, for any purpose or purposes, may be called by the Chief Executive Officer or, in his absence, the President, or by any Member or Members owning at least 20% of the total of all Voting Units.
(b)Place of Meetings. The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal offices of the Company in the Commonwealth of Massachusetts.
(c)Notice. Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting (in accordance with the notice provisions hereof), by or at the direction of the Chief Executive Officer, President, Board or Member or Members owning at least 20% of the total of all Voting Units calling the meeting, to each Member entitled to vote at such meeting. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. Notwithstanding the foregoing provisions of this Section 4.08(c) if all the Members shall meet at any time and place, either within or outside the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.
Section 4.09   Quorum Members owning at least fifty percent (50%) of the Voting Units entitled to vote or consent on the matter, represented in person or by proxy, shall constitute a quorum at any meeting of the Members (collectively or by class, as the case may be). In the absence of a quorum at any such meeting, a majority of the Membership Interest so represented may adjourn the meeting from time to time for a period not to exceed thirty (30) days, or if after the adjournment of a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Units of Members whose absence would cause less than a quorum.
Section 4.10   Manner of Acting If a quorum is present at a meeting, the affirmative vote of the Members who, in the aggregate, own more than fifty percent (50%) of the particular class or classes of Voting Units entitled to vote on or consent to the matter in accordance with this Section 4.10 (collectively or by class, as the case may be) shall be the act of the Members on the matter, unless the vote of a greater or lesser proportion or number is otherwise expressly required by the Certificate of Formation, this Agreement or Applicable Law. Unless otherwise expressly provided herein or required under any Applicable Law, only Members having a Voting Unit may vote or consent upon any matter which comes before the Members and in any event only if and to the extent such Member holds Voting Units of the class entitled to vote on the matter, and their vote or consent, as the case may be, shall be counted in the determination of whether the matter was approved by the Members entitled to vote on or consent to the matter. Unless otherwise expressly provided in this Agreement or required under any Applicable Law, all holders of Voting Units shall vote together as a single class (on an as-converted to Common Unit basis).
Section 4.11   Proxies At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Person executing it, or by his personal representatives or assigns, except in those cases where an irrevocable proxy is permitted by statute.
Section 4.12   Action Without Meeting Action required or permitted to be taken at a meeting of Members (collectively or by class, as the case may be) may be taken without a meeting without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be signed by not less than the holders of a minimum number of votes necessary to approve such action at a meeting of the Members.
Section 4.13   Attendance by Telephone Members may participate in any meeting of Members through the use of a conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting shall constitute presence in person at such meeting.
Section 4.14   Power of Members The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.
Section 4.15   No Interest in Company Property No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.
Section 4.16   Automatic Divestiture If, during anytime while the Company or any Subsidiary holds a local or state license pursuant to a Cannabis Code, any of the following occur to a Member or to a member or shareholder of an entity that is a Member of Company, subject to below all interests of that Member in the Company (the “Affected Member”) will automatically and immediately terminate, and the Affected Member will cease to be a Member:
(a)The Affected Member is charged with or convicted of any criminal offense, if a conviction of the offense in question would, pursuant to a Cannabis Code,

disqualify the Affected Member from owning a marijuana business. However, where an Affected Member is only charged with a criminal offense and not convicted, and where the Cannabis Regulatory Body and local licensing authorities are subject to a stay order, then the Affected Member’s Units shall not be subject to divestiture under this Section 4.16;
(b)The Affected Member or any entity that it owns or controls incurs a revocation of any marijuana business license, and it is determined by the Board that such revocation has a material adverse effect upon the issuance or continued good standing of the Company’s marijuana business license;
(c)A Cannabis Regulatory Body or local licensing authority issues a formal recommendation stating that the Affected Member is unfit to have an ownership or economic interest in a marijuana business;
(d)A Cannabis Regulatory Body or local licensing authority issues a formal recommendation against the issuance to the Company of a marijuana business license or revokes a marijuana business license, which recommendation cites the participation of the Affected Member as a material factor in the decision, or a Cannabis Regulatory Body or local licensing authority conditions the issuance of a marijuana business license on the Company removing the Affected Member in the Company.
(e)A Cannabis Regulatory Body or local licensing authority advises the Company or any Subsidiary in writing, or it is otherwise determined by court order, that a decision on the Company’s or any Subsidiary’s marijuana business license is being delayed beyond one (1) year following the filing of the Company’s or any Subsidiary’s application for a marijuana business license, and the Company or any Subsidiary is advised before or after said date that the sole reason for such delay is the participation of or concerns about the Affected Member.
(f)The Affected Member demonstrates a repeated failure to attend meetings with a Cannabis Regulatory Body or any local licensing authority as may be required for the Company or any Subsidiary business to be conducted. As used herein, repeated failure to attend shall be demonstrated by failure to attend any meeting without good cause, or any two (2) meeting with any licensing authority.
(g)The Affected Member fails to provide information to the Cannabis Regulatory Body which is requested by or required by a Cannabis Regulatory Body.
(h)If the Affected Member is a partnership or other business entity and not a natural person, a member of the Affected Member is disqualified from obtaining an ownership interest in a licensed marijuana business by final written determination of a Cannabis Regulatory Body, unless such member is divested from the Affected Member in a timely manner.

Section 4.17  Right to Transfer In addition to the rights provided to an Affected Member in below and subject to the provisions of Section 10.01, prior to the automatic divestiture described above for a period of twenty-one (21) days after a Member becomes an Affected Member such Affected Member shall have the right to Transfer its Units to an individual or entity that would not, upon such Transfer, be an Affected Member. Any such proposed Transfer that is not to a Permitted Transferee of the Affected Member shall be subject to the provisions of Section 10.03.
Section 4.18   Settling of Accounts Following Automatic Divestiture
(a)The Company shall continue in existence notwithstanding the automatic termination of any Member pursuant to Section 4.16 above. Notwithstanding any provision of this Agreement to the contrary, if the Affected Member is a corporate entity and the occurrence of any of the events enumerated in Section 4.16 above is due to a member, shareholder or manager of the Affected Member, the Affected Member shall have an option to redeem its Units within 90 days of such divestiture and shall be restored to its ownership position before the divestiture events occur if the Board, a court of law, or a Cannabis Regulatory Body provides a written assurance or order that Affected Member has removed the member, shareholder or manager that caused any of the events enumerated in Section 4.16 above, pursuant to the terms of the Affected Member’s governing documents.
(b)Provided that there is no Transfer of the Affected Members Units pursuant to Section 4.17 above and the Affected Member’s Units are cancelled pursuant to Section 4.16 above, the Company shall be liable for the terminated ownership interest of the Affected Member as follows: the Company shall deliver a note (the “Payoff Note”) to the Affected Member for 100% of the Fair Market Value determined by the Board based on the implied value of the Company pursuant to the most recent financing round, unless it is reasonably determined by the Board, that there has been (x) a material negative impact on the valuation of the Company since the most recent financing round or (y) the most recent financing round was completed more than 12 months prior to the date the Board has notice of the event resulting in a member becoming an Affected Member, in which case the fair market value of the terminated ownership interest shall be determined as follows: (i) The Company and the Affected Member shall determine the fair market value of the Affected Member’s Units by a mutually-agreed upon third party appraisal; (ii) If the Affected Member and the Company cannot agree on a third party appraisal, they shall both individually choose and pay for their own appraisal and provided that the two valuations of the Affected Member’s Units are within ten (10%) percent of each other, the differences shall be averaged and used for calculating the Payoff Note, and (iii) if the differences of the two valuations are greater than ten (10%) percent of each other, a third party appraisal to determine the fair market value of the terminated ownership interest shall be done by an appraiser appointed by the American Arbitration Association (“AAA”) sitting in Boston Massachusetts upon application therefor by the Company. The determination of any third party appraisal conducted in accordance with the preceding sentence shall be final and binding on the Company and the Affected Member, and the costs of such third party appraisal, except as set forth in sub-clause (ii) in the immediately preceding sentence, shall be shared equally by the Company and the Affected Member. The Payoff Note shall be payable over a three (3) year period and shall bear interest at the Company Interest Rate or shall be discounted (using the same rate) to present value if an earlier payoff is required under the Cannabis Code. The terms of the Payoff Note shall include equal monthly payments and shall be reasonable and customary for a transaction of this type. The Company may sell the Affected Member’s Units, in accordance with the terms of this Agreement, to finance the Payoff Note or for any other lawful reason.
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 5.01   Initial Capital Contributions Each Member owning Preferred Units or Common Units has made Capital Contributions and is deemed to own the number, type, series and class of Units, in each case, in the amounts set forth opposite such Member’s name on the Members Schedule as in effect on the date hereof.
Section 5.02v   Additional Capital Contributions
(a)No Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the consent of the Board and in connection with an issuance of Units made in compliance with Section 9.01.
(b)No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.
Section 5.03   Maintenance of Capital Accounts The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.03. Each Capital Account shall be established and maintained in accordance with the following provisions:
(a)Each Member’s Capital Account shall be increased by the amount of:
(i)such Member’s Capital Contributions, including such Member’s initial Capital Contribution;
(ii)any Net Income or other item of income or gain allocated to such Member pursuant to Article VI and
(iii)any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b)Each Member’s Capital Account shall be decreased by:
(i)the cash amount or Book Value of any property Distributed to such Member pursuant to Article VII and Section 13.03(c);
(ii)the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI and
(iii)the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
Section 5.04   Succession Upon Transfer In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to Article VI, Article VII and Article VIII in respect of such Units.
Section 5.05   Negative Capital Accounts In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
Section 5.06   No Withdrawal No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.
Section 5.07   Treatment of Loans from Members Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 5.03(a)(iii), if applicable.
Section 5.08   Modifications The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE VI
ALLOCATIONS
Section 6.01   Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof) ending prior to the Corporate Election Effective Date, except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Target Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (a) the Distributions that would be made to such Member pursuant to Section 13.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were Distributed, in accordance with Section 13.03(c).
Sections 6.02   Regulatory and Special Allocations Notwithstanding the provisions of Article VII, and for each Fiscal Year (or portion thereof) ending prior to the Corporate Election Effective Date:
(a)If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section

6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(d)In the event an allocation of Net Loss would cause or increase an Adjusted Capital Account deficit of a Member in a manner that cannot have “substantial economic effect” for federal income tax purposes, as determined in the reasonable judgment of the Board, such Net Loss will, unless otherwise determined by the Board, be allocated among all Members in proportion to their Unit holdings.
(e)The allocations set forth in paragraphs (a), (b), and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.
(f)The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.
Section 6.03   Tax Allocations For each Fiscal Year (or portion thereof) ending prior to the Corporate Election Effective Date:
(a)Subject to Section 6.03(b) through Section 6.03(e), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).
(d)Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704- 1(b)(4)(ii).
(e)The Company shall make allocations pursuant to this Section 6.03 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(b).
(f)Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.
Section 6.04   Allocations in Respect of Transferred Units In the event of a Transfer of Units during any Fiscal Year ending prior to the Corporate Election Effective Date made in compliance with the provisions of Article X Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.
Section 6.05   Curative Allocations In the event that the Tax Representative determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss or deduction for any Fiscal Year (or portion thereof) ending prior to the Corporate Election Effective Date is not specified in this Article VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

ARTICLE VII
DISTRIBUTIONS
Section 7.01   General
(a)Subject to Section 7.01(b), Section 7.02 and Section 7.04, the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).
(b)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate Applicable Law.
Section 7.02   Priority of Distributions After making all Distributions required for a given Fiscal Year under Section 7.04 and subject to the priority of Distributions pursuant to Section 13.03(c) if applicable, all Distributions determined to be made by the Board pursuant to Section 7.01 shall be made as follows:
(a)First, to the Members holding Preferred Units in proportion to and up to the amounts necessary for each Member to have received cumulative Distributions under this Section 7.02(a) equal to each of such Members’ Capital Contribution attributable to such Preferred Units;
(b)Second, to the Members holding Real Estate Preferred Units in proportion to and up to such Member’s Unpaid Yield in respect of such Real Estate Preferred Units; and
(c)Third, any remaining amounts to the Members holding Common Units and Real Estate Preferred Units (calculated on an as-converted to Common Units basis) pro rata in proportion to their aggregate holdings of Common Units, with the holders of Real Estate Preferred Units being treated for the purposes of this Section 7.02(c) as if such Members had converted their Real Estate Preferred Units to Common Units pursuant to Section 3.04(a).
Provided, that, notwithstanding the foregoing, in the case of a Distribution described in Section 7.02(c) (including a liquidating distribution pursuant to Section 13.03) with respect to Common Units which were acquired upon conversion of Series Seed Preferred Units or Series Seed+ Preferred Units, such distribution shall be reduced, dollar-for-dollar, by the Distributions described in Section 7.02(a), if any, received with respect to such Series Seed Preferred Units or Series Seed+ Preferred Units, as applicable, and provided, further, Distributions shall be made with respect to Series Seed Preferred Units and Series Seed+ Preferred Units pursuant to Section 7.02(c), without the need for formal conversion, equal to the greater of: (x) distributions with respect to such Series Seed Preferred Units or Series Seed+ Preferred Units under Section 7.02(a) or (y) distributions that would have been made with respect to such Series Seed Preferred Units or Series Seed+ Preferred Units had all such Units been converted to Common Units immediately prior to such liquidation or capital transaction, which, for the avoidance of doubt, shall include the application of the preceding proviso.
Section 7.03   Tax Advances For taxable periods ending prior to the Corporate Election Effective Date:
(a)Subject to any restrictions in any of the Company’s and/or any Company Subsidiary’s then applicable debt-financing arrangements, and subject to the Board’s sole discretion to retain any other amounts necessary to satisfy the Company’s and/or the Company Subsidiaries’ obligations, at least five (5) days before each date prescribed by the Code for an individual to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to Distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such Distribution, a “Tax Advance”).
(b)If, at any time after the final Quarterly Estimated Tax Amount has been Distributed pursuant to Section 7.03(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall use commercially reasonable efforts to Distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to Distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year; provided, that if the Company has made Distributions other than pursuant to this Section 7.03, the Board may apply such Distributions to reduce any Shortfall Amount.
(c)If the aggregate Tax Advances made to any Member pursuant to this Section 7.03 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 7.03, except to the extent taken into account as an advance pursuant to Section 7.03(d) to reduce subsequent Distributions.
(d)Any Distributions made pursuant to this Section 7.03 shall be treated for purposes of this Agreement as advances on Distributions pursuant to and shall reduce, dollar-for-dollar, the amount otherwise Distributable to such Member pursuant to Section 7.02.

Section 7.04   Tax Withholding; Withholding Advances
(a)Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:
(i)an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;
(ii)any certificate that the Board may reasonably request with respect to any such laws; and/or
(iii)any other form or instrument reasonably requested by the Board relating to any Member’s status under such law.
(b)If a Member fails or is unable to deliver to the Board the affidavit described in Section 7.04(a)(i), the Board may withhold amounts from such Member in accordance with Section 7.04(c).
(c)Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or (prior to the Corporate Election Effective Date) allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member. Any funds withheld from a Distribution by reason of this Section 7.04(c) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement.
(d)Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at the Company Interest Rate:
(i)be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made; or
(ii)with the consent of the Board, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member.
Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.
(e)Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or (prior to the Corporate Election Effective Date) allocable to such Member. The provisions of this Section 7.04(e) and the obligations of a Member pursuant to Section 7.04(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.04, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.
(f)Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or (prior to the Corporate Election Effective Date) allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.
Section 7.05   Distributions in Kind
(a)The Board is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of securities or other property held by the Company. In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be Distributed among the Members pursuant to Section 7.02.
(b)Any Distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.
ARTICLE VIII
MANAGEMENT
Section 8.01   Management and Control of Company Business
(a)For so long as Abner Kurtin remains in control (having the same meaning as used in the definition of Affiliate herein) of AGP Partners, LLC and holds a Significant Interest in AGP Partners, AGP Partners, LLC shall be and is hereby appointed the Managing Member (the “Managing Member”) of the Company and shall have, subject to the limitations herein full, exclusive and complete discretion, power and authority to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company, and to take such actions as it deems necessary or appropriate to accomplish the purposes of the Company. The Managing Member shall use reasonable efforts to carry out the purposes of the Company and shall devote to the management of the business and affairs of the Company such time as the Managing Member, in its good faith judgment, shall deem to be reasonably required for the operation thereof. The foregoing notwithstanding, the Managing Member shall not make any Materials Decisions (as defined in Section 8.02(c)) without the approval of the Requisite Managers. At such time that Abner Kurtin no longer controls AGP Partners, LLC or no longer has a Significant Interest in AGP Partners, LLC, the duties, powers, and authority of the Managing Member shall be assumed by the Board.
(b)A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of this Agreement. Each Manager of the Company shall be subject to the provisions of this Agreement whether or not such Manager has executed a counterpart hereof or been joined hereto.
(c)Except as otherwise expressly set forth in this Agreement, the Members, in their capacity as Members, shall not have any authority, right or power to bind the Company, or to manage or control, or to participate in the management or control of, the business and affairs of the Company in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the Managers alone as provided in this Agreement.
(d)Any approval, decision, action, consent, agreement, determination, or authorization that is required or permitted to be made by the Managers hereunder shall require the approval by an affirmative vote of a majority of the Managers then in office.
The foregoing notwithstanding, all Material Decisions shall require the approval of the Requisite Managers.
Section 8.02   Board of Managers
(a)The Company and the Members shall take such actions as may be required to ensure that the number of managers constituting the Board is at all times five (5). A Manager (and/or any successor or replacement) may, but shall not be required to, be a Member of the Company. The Managers will be appointed or elected in the following manner:
(i)AGP Partners, LLC shall have the right to appoint three (3) Managers (the “Common Managers”) and to remove and replace such Common Managers from time to time, who shall initially be Abner Kurtin, Scott Swid and Frank Perullo. Each Common Manager then in office shall be entitled to cast one (1) vote, provided, however, that Abner Kurtin, for so long as he is a Manager, or, in the event that Abner Kurtin is no longer a Manager, AGP Partners, LLC’s designee shall be entitled to cast a tie-breaking Board vote in the event of a deadlock.

(ii)The holders of a majority of the Preferred Units, shall have the right to appoint two (2) Managers (the “Preferred Managers”), and to remove and replace such Preferred Managers from time to time, by the affirmative vote or consent of a majority of the Preferred Units, which Preferred Managers shall initially be Chris Leavy and Emily Paxhia. Each Preferred Manager then in office shall be entitled to cast one (1) vote.
Notwithstanding the foregoing, at such time that AGP Partners, LLC is no longer the Managing Member, all of the Managers shall be appointed by the Members voting as a single class, and such Members shall have the right to remove and replace such Managers from time to time.
(b)The Board shall maintain a schedule of all Managers with their respective mailing addresses, and shall update the schedule upon the removal or replacement of any Manager in accordance with this Section 8.02 or Section 8.03.
(c)The following is a list of material decisions (“Material Decisions”) that shall require an affirmative vote of the Requisite Managers:
(i)a merger, consolidation, conversion or other similar transaction involving the Company or any of the Company Subsidiaries;
(ii)the sale, lease or conveyance of all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis;
(iii)any material acquisition by the Company or any Company Subsidiary, or any agreement to engage in such material acquisition or the acquisition by the Company or any Company Subsidiary of an ownership interest in any Person;
(iv)the creation of Subsidiaries, or entering into a joint venture, partnership or limited liability company agreement by the Company or any of its Subsidiaries;
(v)any agreement or series of related agreements of the Company or any of its Subsidiaries for compensation and/or benefits of any Manager, Managing Member, Officer, or other executive of the Company or any other agreement for compensation and/or benefits with a total annual cost to the Company of at least $100,000;
(vi)any action that results in a liquidation or dissolution of the Company or any wholly-owned Company Subsidiary;
(vii)any transaction between the Company or a Subsidiary and any Affiliate of the Company or its Subsidiary, excluding transactions between the Company and wholly-owned Company Subsidiaries, provided, however, that in the event of such transaction whereby a conflict of interest exists with respect to any Requisite Managers of the Company, then such transaction shall require the consent of a majority of the outstanding Common Units, Real Estate Preferred Units, Series Seed Preferred Units and Series Seed+ Preferred Units of the Company voting as separate classes;
(viii)issuance of additional Units or the creation of new classes of Units by the Company or a Subsidiary;
(ix)increasing the size of the Board;
(x)confessing any judgment against the Company or a Subsidiary or consenting to a receiver of the assets of the Company or a Subsidiary; or
(xi)incur any indebtedness, pledge, or grant liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in excess of $100,000 in a single transaction or series of related transactions, or in excess of $200,000 in the aggregate at any time outstanding by the Company or a Subsidiary.
Section 8.03   Removal; Resignation; Vacancies.
(a)At a meeting called expressly for that purpose, any Manager may be removed at any time, with or without cause, in accordance with Section 8.02(a) hereof.
(b)A Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect thirty (30) days after receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Subject to any forfeiture requirements contained in any agreement between the Manager and the Company, the resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute its withdrawal as a Member.
(c)Any vacancy occurring for any reason in the office of the Managers of the Company shall be filled by action of the class, classes or series of Members that were entitled to appoint such Manager pursuant to the provisions of Section 8.02(a) herein. If such vacancy remains unfilled after thirty (30) days from the day such vacancy occurred, such vacancy may be filled by action of the Managers then in office, but the right and power of Members to appoint, remove and replace Managers pursuant to the provision of Section 8.02(a) shall not be affected thereby. Any Manager’s position to be filled by reason of an increase in the number of Managers above five (5) Managers shall be filled by the election at a meeting of Members called for that purpose or by action pursuant to a written consent of Members, in each case in accordance with the vote or consent prescribed by Section 8.02(a) hereof for the appointment of a Preferred Manager. A Manager elected to fill a vacancy shall hold office until his or her successor shall be elected and qualified or until his or her earlier death, resignation or removal. A Manager elected to fill a position resulting from an increase in the number of Managers above five (5) Managers shall hold office until his or her successor shall be elected and qualified, or until his or her earlier death, resignation or removal.
Section 8.04   Meetings
(a)Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least twenty-four (24) hours prior to each such meeting.
(b)Special Meetings. Special meetings of the Board shall be held on the call of any three Managers upon at least five days’ written notice (if the meeting is to be held in person) or one day’s written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself.
(c)Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.
Section 8.05   Quorum; Manner of Acting
(a)Quorum. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting, provided, however, that if a Manager fails to attend two consecutive meetings of the Board, such Manager shall be disregarded for the purposes of establishing a quorum at the next meeting after the second failure to attend. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
(b)Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.
(c)Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof, except as otherwise provided for in Section 8.02(a)(i). With respect to any matter before the Board except for Material Decisions, the act of a majority of the Managers constituting a quorum shall be the act of the Board.
Section 8.06   Action by Written Consent Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if either (a) (i) for any action of a committee, a written consent of the Managers on the committee required to approve such action at a meeting shall approve such action except for a Material Decision which shall require the consent of the Requisite Managers, or (ii) for any action of the Board, the written consent of the Requisite Managers shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one day before such action is taken, or (b) a written consent constituting all of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.
Section 8.07   Compensation; No Employment
(a)Each Manager shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as from time to time established by the Board. Nothing contained in this Section 8.07 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.
(b)This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.
Section 8.08   Committees The Board may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers; provided, that in no event may the Board designate any committee with all of the authority of the Board nor designate the committee to make a Material Decision unless the committee is comprised of the Requisite Managers. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, pursuant to such authorization, purposes and authorized acts of such committee as explicitly designated by the Board. The Board may dissolve any committee or remove any member of a committee at any time.
Section 8.09   Business with Affiliates The Company and Company Subsidiaries may transact business with any Member or any Person related to a Member or a Manager with respect to the assets or business of the Company, provided (i) that for Members holding Preferred Units, a written agreement relating to such transaction has already been executed by the Company or

Company Subsidiary, as applicable, and such applicable Member, or their respective Affiliates, prior to the adoption of this Agreement as of the date hereof or (ii) that (a) any such transaction shall be effected only on terms competitive with those that may be obtained in the marketplace from unaffiliated Persons and the terms governing such relationship are terms which would be entered into an arms-length transaction and (b) any such transaction is approved unanimously by the Preferred Managers.
Section 8.10   Officers The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board (acting by majority vote of all Managers other than the Officer being considered for removal, if applicable) with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.
Section 8.11   No Personal Liability By Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being a Manager.
Section 8.12   Observation Rights
(a)Each Member or Member Group holding at least five percent (5%) of the outstanding equity interest in the Company shall have the right to appoint a representative (the “Observer”) to attend all meetings (including telephonic or videoconference meetings) of the Board and any committees in a non-voting, observer capacity. The Observer may participate fully in discussions of all matters brought to the Board or committee, as the case may be, for consideration, but in no event shall the Observer (i) be deemed to be a member of the Board or any committee, (ii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or the Members or (iii) have the right to propose or offer any motions or resolutions to the Board or committees. Notwithstanding the foregoing, the Observer shall be subject to the obligations of Section 11.01 as if such Observer were a Member. Upon request, the Company shall allow the Observer to attend Board or committee meetings by telephone or electronic communication. The presence of the Observer shall not be required for purposes of establishing a quorum.
(b)The Company shall provide to the Observer copies of all notices, minutes, consents and other materials that it provides to Board members, including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members.

ARTICLE IX
PRE-EMPTIVE RIGHTS
Section 9.01   Pre-emptive Right
(a)Issuance of New Securities. The Company hereby grants to each holder of Preferred Units or Common Units (each, a “Pre-emptive Member”) the right to purchase its Applicable Pro Rata Portion of any New Securities that the Company may from time to time propose to issue or sell to any party.
(b)Definition of New Securities. As used herein:
(i)the term “New Preferred Securities” shall mean any authorized but unissued Preferred Units and any Unit Equivalents convertible into Preferred Units, exchangeable or exercisable for Preferred Units, or providing a right to subscribe for, purchase or acquire Preferred Units;
(ii)the term “New Common Securities” shall mean any authorized but unissued Common Units and any Unit Equivalents convertible into Common Units, exchangeable or exercisable for Common Units, or providing a right to subscribe for, purchase or acquire Common Units; and
(iii)the term “New Securities” shall mean the New Preferred Securities and the New Common Securities, as applicable;
provided, that neither the term “New Preferred Securities” nor the term “New Common Securities” shall include Units or Unit Equivalents issued or sold by the Company in connection with: (i) a grant to any existing or prospective Managers, Officers or other Service Providers pursuant to any incentive plan or similar equity- based plans or other compensation agreement (an “Incentive Plan”); (ii) the conversion or exchange of any securities of the Company into Units, or the exercise of any warrants or other rights to acquire Units; (iii) any acquisition by the Company or any Company Subsidiary of any equity interests, assets, properties or business of any Person; (iv) any merger, consolidation or other business combination involving the Company or any Company Subsidiary; (v) the commencement of any Public Offering or any transaction or series of related transactions involving a Change of Control; (vi) any subdivision of Units (by a split of Units or otherwise), payment of Distributions or any similar recapitalization; (vii) any private placement of warrants to purchase Membership Interests to lenders or other institutional investors (excluding the Members) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any Company Subsidiary; (viii) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any Company Subsidiary) relating to the operation of the Company’s or any Company Subsidiary’s business and not for the primary purpose of raising equity capital; or

(ix) any office lease or equipment lease or similar equipment financing transaction in which the Company or any Company Subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.
(c)Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 9.01(a) to the Pre-emptive Members within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:
(i)the number and description of the New Securities proposed to be issued and the percentage of the Company’s Units then outstanding on a Fully Diluted Basis (both in the aggregate and with respect to each class or series of Units proposed to be issued) that such issuance would represent;
(ii)the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice;
(iii)the proposed purchase price per Unit of the New Securities; and
(iv)if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Board’s good-faith determination of the Fair Market Value thereof.
The Issuance Notice shall also be accompanied by a current copy of the Members Schedule indicating the Pre-emptive Members’ holdings of Preferred Units and Common Units in a manner that enables each Pre-emptive Member to calculate its Preferred Pro Rata Portion of any New Preferred Securities and its Common Pro Rata Portion of any New Common Securities.
(d)Exercise of Pre-emptive Rights. Each Pre-emptive Member shall for a period of fourteen (14) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Preferred Pro Rata Portion of any New Preferred Securities and all or any portion of its Common Pro Rata Portion of any New Common Securities, as applicable, at the respective purchase prices set forth in the Issuance Notice by delivering a written notice to the Company (an “Acceptance Notice”) specifying the number of New Preferred Securities and/or New Common Securities it desires to purchase. The delivery of an Acceptance Notice by a Pre-emptive Member shall be a binding and irrevocable offer by such Member to purchase the New Securities described therein. The failure of a Pre-emptive Member to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 9.01 with respect to the purchase of such New Securities but shall not affect its rights with respect to any future issuances or sales of New Securities.

(e)Over-allotment. No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Member in writing of the number of New Securities that each Pre-emptive Member has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over- allotment Notice”). Each Pre-emptive Member exercising its rights to purchase its Applicable Pro Rata Portion of the New Securities in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Pre-emptive Member has failed to exercise its right under this Section 9.01 to purchase its full Applicable Pro Rata Portion of the New Securities (each, a “Non-Exercising Member”), such Exercising Member may purchase its Applicable Pro Rata Portion of such Non-Exercising Member’s allotment by giving written notice to the Company within five (5) Business Days of receipt of the Over- allotment Notice (the “Over-allotment Exercise Period”).
(f)Sales to the Prospective Purchaser. Following the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Members declined to exercise the pre-emptive right set forth in this Section 9.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that: (i) such issuance or sale is closed within twenty (20) Business Days after the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 9.01.
(g)Closing of the Issuance. The closing of any purchase by any Pre-emptive Member shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 9.01, the Company shall deliver the New Securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Members and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Company, in the discretion of the Board pursuant to Section 3.08(a), may deliver to each Exercising Member certificates evidencing the New Securities. Each Exercising Member shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.
ARTICLE X
TRANSFER
Section 10.01   General Restrictions on Transfer
(a)Each Member acknowledges and agrees that such Member (or any Permitted Transferee of such Member) shall not Transfer any Units or Unit Equivalents except as permitted pursuant to Section 10.02 or in accordance with the procedures described in Section 10.03 through Section 10.05, as applicable. Notwithstanding the foregoing or anything in this Agreement to the contrary,
(i)Transfers of Common Units granted pursuant to any Incentive Plan shall not be permitted except:
(1)pursuant to Section 10.02;
(2)when required of a Drag-along Member pursuant to Section 10.04; or
(3)as set forth in any Incentive Plan or applicable Award Agreement.
(b)No Transfer of Units or Unit Equivalents to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.
(c)Notwithstanding any other provision of this Agreement (including Section 10.02) each Member agrees that it will not, directly or indirectly, Transfer any of its Units or Unit Equivalents, and the Company agrees that it shall not issue any Units or Unit Equivalents:
(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;
(ii)if such Transfer or issuance occurs prior to the Corporate Election Effective Date and would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3);

(iii)if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company;
(iv)if such Transfer or issuance occurs prior to the Corporate Election Effective Date and would cause the Company to lose its status as a partnership for federal income tax purposes;
(v)if such Transfer or issuance occurs prior to the Corporate Election Effective Date and would cause a termination of the Company for federal income tax purposes;
(vi)if such Transfer or issuance would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (vii)    if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.
In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.
(d)Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units or Unit Equivalents for all purposes of this Agreement.
(e)For the avoidance of doubt, any Transfer of Units or Unit Equivalents permitted by Section 10.02 or made in accordance with the procedures described in Section 10.03 through Section 10.05, as applicable, and purporting to be a sale, transfer, assignment or other disposal of the entire Membership Interest represented by such Units or Unit Equivalents, inclusive of all the rights and benefits applicable to such Membership Interest, shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits of the Membership Interest unless explicitly agreed to by the parties to such Transfer.

Section 10.02   Permitted Transfers The provisions of , Section 10.03, Section 10.04 (with respect to the Dragging Member only) and Section 10.05 shall not apply to any of the following Transfers by any Member of any of its Units or Unit Equivalents:
(a)With respect to any company which is the holder of Preferred Units, to (i) any Affiliate of the holder of such Preferred Units or their officers, directors or shareholders holding a controlling interest thereof, and (ii) in the event of a winding up of such company, any of its equity holders in accordance with its constitutive documents;
(b)With respect to any Member that is a natural person, to (i) such Member’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”), (ii) a trust under which the distribution of Units may be made only to such Member and/or any Family Member of such Member, (iii) a charitable remainder trust, the income from which will be paid to such Member during his life, (iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Member and/or Family Members of such Member, or (v) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided, that any Member who Transfers Units shall remain bound by the provisions of Section 11.01;
(c)Pursuant to a Public Offering; or
(d)Pursuant to a sale to another Member, if such Member is already a holder of the class of Unit being sold.
Section 10.03   Right of First Refusal.
(a)Offered Units.
(i)Subject to the terms and conditions specified in Section 10.01, Section 10.02 and this Section 10.03, the Company, first, and each Member holding Preferred Units and/or Common Units (as applicable), second, shall have a right of first refusal if any other Member (the “Offering Member”) receives a bona fide offer that the Offering Member desires to accept to Transfer all or any portion of the Preferred Units (or applicable Unit Equivalents) (the “Offered Preferred Units”) and/or Common Units (or applicable Unit Equivalents) (the “Offered Common Units”) it owns (the Offered Preferred Units and the Offered Common Units, collectively, the “Offered Units”).
(ii)As used herein, the term “Applicable Offered Units” shall mean (a) the Offered Preferred Units with respect to those Members holding Preferred Units (or applicable Unit Equivalents) (the “Applicable Offered Preferred Units”) and (b) the Offered Common Units with respect to those Members holding Common Units (or applicable Unit Equivalents) (the “Applicable Offered Common Units”). As used herein, the term “Applicable ROFR

Rightsholders” shall mean, in the case of a proposed Transfer of Preferred Units (or applicable Unit Equivalents), all Members holding Preferred Units other than the Offering Member (or applicable Unit Equivalents), and in the case of a proposed Transfer of Common Units (or applicable Unit Equivalents), all Members holding Common Units other than the Offering Member (or applicable Unit Equivalents).
(b)Offering; Exceptions. Each time the Offering Member receives an offer for a Transfer of any of its Preferred Units and/or Common Units (or applicable Unit Equivalents) (other than Transfers that (i) are permitted by Section 10.02, (ii) are proposed to be made by a Dragging Member or required to be made by a Drag-along Member pursuant to Section 10.04, or (iii) are made by a Tag-along Member upon the exercise of its tag-along right pursuant to Section 10.05 after the Company and Applicable ROFR Rightsholders have declined to exercise their rights in full under this Section 10.03(b)), the Offering Member shall first make an offering of the Offered Units to the Company, first, and the Applicable ROFR Rightsholders, second, all in accordance with the following provisions of this Section 10.03, prior to Transferring such Offered Units to the proposed purchaser.
(c)Offer Notice.
(i)The Offering Member shall, within five (5) Business Days of receipt of the Transfer offer, give written notice (the “Offering Member Notice”) to the Company and the Applicable ROFR Rightsholders stating that it has received a bona fide offer for a Transfer of its Preferred Units and/or Common Units (or applicable Unit Equivalents) and specifying:
(1)the number of Offered Preferred Units and/or Offered Common Units to be Transferred by the Offering Member;
(2)the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 (sixty) Business Days from the date of the Offering Member Notice;
(3)the purchase price per Applicable Offered Unit (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and
(4)the name of the Person who has offered to purchase such Offered Units.
(ii)The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Units to the Company and the Applicable ROFR Rightsholders at the same price and upon the same terms as set forth in the

Member Offering Notice, which offer shall be irrevocable until the end of the ROFR Rightsholder Option Period described in Section 10.03(d)(iv).
(iii)By delivering the Offering Member Notice, the Offering Member represents and warrants to the Company and each Applicable ROFR Rightsholder that:
(1)the Offering Member has full right, title and interest in and to the Offered Units;
(2)the Offering Member has all the necessary power and authority and has taken all necessary action to Transfer such Offered Units as contemplated by this Section 10.03; and
(3)the Offered Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.
(d)Exercise of Right of First Refusal.
(i)Upon receipt of the Offering Member Notice, the Company and each Applicable ROFR Rightsholder shall have the right to purchase the Applicable Offered Units in the following order of priority: first, the Company shall have the right to purchase all or any portion of the Offered Units in accordance with the procedures set forth in Section 10.03(d)(ii), and thereafter, the Applicable ROFR Rightsholders shall have the right to purchase the Applicable Offered Units, in accordance with the procedures set forth in Section 10.03(d)(iv), to the extent the Company does not exercise its right in full. Notwithstanding the foregoing, the Company and the Applicable ROFR Rightsholders may only exercise their right to purchase the Offered Units if, after giving effect to all elections made under this Section 10.03(d), no less than all of the Offered Units will be purchased by the Company and/or the Applicable ROFR Rightsholders.
(ii)For the avoidance of doubt, in the event of a proposed Transfer of both Preferred Units and Common Units (and/or applicable Unit Equivalents), the Offering Member may deliver a single Offering Member Notice to the Company and all Members holding any Preferred Units or Common Units (and/or applicable Unit Equivalents). Upon their receipt of the Offering Member Notice: first, the Company shall have the right to elect to purchase all or any portion of the Offered Preferred Units, the Offered Common Units, or both; and thereafter, any Member holding only Preferred Units shall have the right to purchase the Offered Preferred Units, any Member holding only Common Units shall have the right to purchase the Offered Common Units, and any Member holding both Preferred Units and Common Units shall have the right to elect to purchase both or either the Offered Preferred Units or the Offered Common Units without purchasing any Units of the other class or series; provided, in all cases, that the

Company’s and Applicable ROFR Rightsholders’ rights to purchase any Offered Preferred Units or any Offered Common Units will only be exercisable if, after giving effect to all elections made under this Section 10.03(d), the Company and/or the Applicable ROFR Rightsholders shall have elected to purchase no less than all the Offered Preferred Units and all the Offered Common Units.
(iii)The Company shall deliver a written notice (the “Company ROFR Exercise Notice”) to the Offering Member and the Applicable ROFR Rightsholders within ten (10) Business Days of receipt of the Offering Member Notice (the “Company Option Period”), stating the number (including where such number is zero) and type of Offered Units, if any, the Company elects irrevocably to purchase on the terms and respective purchase prices set forth in the Offering Member Notice, and if the Company elects to purchase less than all of the Offered Units, the Company shall specify the amount and type of Offered Units available for purchase by the Applicable ROFR Rightsholders. The Company ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Company.
(iv)If the Company shall have indicated an intent to purchase any less than all of the Offered Preferred Units and/or all of Offered Common Units, the Applicable ROFR Rightsholders shall have the right to purchase the remaining Applicable Offered Units not selected by the Company. For a period of fifteen (15) Business Days following the receipt of a Company ROFR Exercise Notice in which the Company has elected to purchase less than all the Offered Units (such period, the “ROFR Rightsholder Option Period”), each Applicable ROFR Rightsholder shall have the right to elect irrevocably to purchase all or none of its Preferred Pro Rata Portion of the remaining Applicable Offered Preferred Units and/or all or none of its Common Pro Rata Portion of the remaining Applicable Offered Common Units by delivering a written notice to the Company and the Offering Member (a “Member ROFR Exercise Notice”) specifying its desire to purchase its Preferred Pro Rata Portion of the remaining Applicable Offered Preferred Units and/or its Common Pro Rata Portion of the remaining Applicable Offered Common Units, on the terms and respective purchase prices set forth in the Offering Member Notice. In addition, each Applicable ROFR Rightsholder shall include in its Member ROFR Exercise Notice the number of remaining Applicable Offered Units that it wishes to purchase if any other Applicable ROFR Rightsholders do not exercise their rights to purchase their entire Applicable Pro Rata Portions of the remaining Applicable Offered Units. Any Member ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFR Rightsholder.
(v)The failure of the Company or any Applicable ROFR Rightsholder to deliver a Company ROFR Exercise Notice or Member ROFR Exercise Notice, respectively, by the end of the Company Option Period or ROFR Rightsholder Option Period, respectively, shall constitute a waiver of their respective rights of first refusal under this Section 10.03 with respect to the Transfer of Offered Units, but shall not affect their respective rights with respect to any future Transfers.
(e)Allocation of Offered Units. Upon the expiration of the ROFR Rightsholder Option Period, the Applicable Offered Units not selected for purchase by the Company pursuant to Section 10.03(d)(iii) shall be allocated for purchase among the Applicable ROFR Rightsholders as follows:
(i)First, to each Applicable ROFR Rightsholder having elected to purchase its entire Applicable Pro Rata Portion of such Units, such Applicable ROFR Rightsholder’s Applicable Pro Rata Portion of such Units; and
(ii)Second, the balance, if any, not allocated under clause (i) above (and not purchased by the Company pursuant to Section 10.03(d)(iii)), shall be allocated to those Applicable ROFR Rightsholders who set forth in their Member ROFR Exercise Notices a number of Applicable Offered Units that exceeded their respective Applicable Pro Rata Portions (the “Purchasing Rightsholders”), in an amount, with respect to each such Purchasing Rightsholder, that is equal to the lesser of:
(1)the number of Applicable Offered Units that such Purchasing Rightsholder elected to purchase in excess of its Applicable Pro Rata Portion; or
(2)the product of (x) the number of Applicable Offered Units not allocated under clause (i) (and not purchased by the Company pursuant to Section 10.03(d)(iii)), multiplied by (y) a fraction, the numerator of which is the number of Applicable Offered Units that such Purchasing Rightsholder was permitted to purchase pursuant to clause (i), and the denominator of which is the aggregate number of Applicable Offered Units that all Purchasing Rightsholders were permitted to purchase pursuant to clause (i).
(f)The process described in clause (ii) shall be repeated until no Offered Units remain or until such time as all Purchasing Rightsholders have been permitted to purchase all Applicable Offered Units that they desire to purchase.
(g)Consummation of Sale. In the event that the Company and/or the Applicable ROFR Rightsholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Units, then the Offering Member shall sell such Offered Units to the Company and/or the Applicable ROFR Rightsholders, and the Company and/or the Applicable ROFR Rightsholders, as the case may be, shall purchase such Offered Units, within sixty (60) days following the expiration of the ROFR Rightsholder Option Period (which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.03(g) including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 10.03(g), the Offering Member shall deliver to the Company and/or the participating Applicable ROFR Rightsholders certificates (if any) representing the Offered Units to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company and/or such Applicable ROFR Rightsholders by certified or official bank check or by wire transfer of immediately available funds.
(h)Sale to Proposed Purchaser. In the event that the Company and/or the Applicable ROFR Rightsholders shall not have collectively elected to purchase all of the Offered Units, then, provided the Offering Member has also complied with the provisions of Section 10.05, to the extent applicable, the Offering Member may Transfer all of such Offered Units, at a price per Applicable Offered Unit not less than specified in the Offering Member Notice and on other terms and conditions which are not materially more favorable in the aggregate to the proposed purchaser than those specified in the Offering Member Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the ROFR Rightsholder Option Period. Any Offered Units not Transferred within such 90-day period will be subject to the provisions of this Section 10.03 upon subsequent Transfer.
Section 10.04   Drag-along Rights
(a)Participation. Subject to the consent of the Requisite Managers, if one or more Members (together with their respective Permitted Transferees) holding no less than a majority of all the Common Units(including holders of Preferred Units on in as-converted to Common Units basis) (such Member or Members, the “Dragging Member”), proposes to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Member shall have the right, after completion of the right of first refusal process set forth in Section 10.03 and after delivering the Drag-along Notice in accordance with Section 10.04(c) and subject to compliance with Section 10.04(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale (including, if necessary, by converting their Unit Equivalents into the Units to be sold in the Drag-along Sale) in the manner set forth in Section 10.04(b).
(b)Sale of Units. Subject to compliance with Section 10.04(d):
(i)If the Drag-along Sale is structured as a sale resulting in a majority of the Common Units (including Preferred Units on an as-converted to Common Units basis) of the Company on a Fully Diluted Basis being held by a Third Party Purchaser, then each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Member to be included in the Drag-

along Sale, the number of Units and/or Unit Equivalents of such class or series equal to the product obtained by multiplying (a) the number of applicable Units on a Fully Diluted Basis held by such Drag-along Member by (b) a fraction (x) the numerator of which is equal to the number of applicable Units on a Fully Diluted Basis that the Dragging Member proposes to sell in the Drag-along Sale and (y) the denominator of which is equal to the number of applicable Units on a Fully Diluted Basis held by the Dragging Member at such time; and
(ii)If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Members, then notwithstanding anything to the contrary in this Agreement (including Section 4.06), each Drag- along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters’, appraisal or other similar rights that it may have in connection with such transaction. The Distribution of the aggregate consideration of such transaction shall be made in accordance with Section 13.03(c).
(c)Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 10.04 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:
(i)The name of the person or entity to whom such Units are proposed to be sold;
(ii)The proposed date, time and location of the closing of the sale;
(iii)The number of each class or series of Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series; and
(iv)A copy of any form of draft agreement proposed to be executed in connection therewith.

(d)Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 10.04 are subject to the satisfaction of the following conditions:
(i)The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 10.04(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 10.04(d)(iii), be the same as those upon which the Dragging Member sells its Units;
(ii)If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and
(iii)Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters specifically relating to such Drag-along Member individually, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.
(e)Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 10.04(d)(iii).
(f)Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along

Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag- along Sale.
(g)Consummation of Sale. The Dragging Member shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which ninety 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 10.04 without again fully complying with the provisions of this Section 10.04.
Section 10.05   Tag-along Rights
(a)Participation. Subject to the terms and conditions specified in Section 10.01, Section 10.02 and Section 10.03, if any Member (the “Selling Member”) proposes to Transfer any of its Preferred Units and/or Common Units (or any Unit Equivalents of such Units) to any Person other than a Permitted Transferee (a “Proposed Transferee”), each other Member holding Units (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 10.05.
(b)Application of Transfer Restrictions. The provisions of this Section 10.05 shall only apply to Transfers in which:
(i)The Company and Applicable ROFR Rightsholders have not exercised their rights in full under Section 10.03 to purchase all of the Offered Units; and
(ii)The Dragging Member has elected to not exercise its drag-along right under Section 10.04.
(c)Sale Notice. Prior to the consummation of any Transfer of Preferred Units and/or Common Units (or any Unit Equivalents of such Units) qualifying under Section 10.05(b), and after satisfying its obligations pursuant to Section 10.03, the Selling Member shall deliver to the Company and each other Member holding Units (or any Unit Equivalents of such Units) of the class or series proposed to be Transferred a written notice (a “Sale Notice”) of the proposed Tag-along Sale as soon as practicable following the expiration of the ROFR Rightsholder Option Period, and in no event later than five (5) Business Days thereafter. The Sale Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:
(i)The aggregate number of Common Units and/or Preferred Units (or any Unit Equivalents of such Units) the Proposed Transferee has offered to purchase;

(ii)The identity of the Proposed Transferee;
(iii)The proposed date, time and location of the closing of the Tag-along Sale;
(iv)The purchase price per applicable Unit (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and
(v)A copy of any form of agreement proposed to be executed in connection therewith.
(d)Exercise of Tag-along Right.
(i)The Selling Member and each Tag-along Member timely electing to participate in the Tag-along Sale pursuant to Section 10.05(d)(ii) shall have the right to Transfer in the Tag-along Sale the number of Common Units and/or Preferred Units (and applicable Unit Equivalents, if any), as the case may be, equal to the product of (x) the aggregate number of Common Units or Preferred Units (and applicable Unit Equivalents), as the case may be, that the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of Common Units and Preferred Units on a Fully Diluted Basis then held by the applicable Member, and (B) the denominator of which is equal to the number of Common Units and Preferred Units, as the case may be, on a Fully Diluted Basis then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag-along Sale pursuant to Section 10.05(d)(ii) (such amount, the “Tag-along Portion”).
(ii)Each Tag-along Member shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number and class of Units and/or Unit Equivalents (up to its Tag-along Portion), to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”).
(iii)The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 10.05.
(e)Remaining Portions.
(i)If any Tag-along Member declines to exercise its right under Section 10.05(d)(i) or elects to exercise it with respect to less than its full Tag-along Portion (the aggregate amount of Units resulting from all such unexercised Tag-along Portions, the “Remaining Portion”), the Selling Member shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-along Members who have elected to Transfer their Tag-along Portion in full (each, a “Fully Participating Tag-along Member”). The Selling Member and each Fully Participating Tag-along Member shall be entitled to Transfer, in addition to any applicable Units or Unit Equivalents already being Transferred, a number of Units (or applicable Unit Equivalents), as the case may be, held by it equal to the product of (x) the Remaining Portion and (y) a fraction (A) the numerator of which is equal to the number of Common Units and Preferred Units (and applicable Unit Equivalents) then held by the applicable Member, and (B) the denominator of which is equal to the number of Common Units and Preferred Units (and applicable Unit Equivalents) then held by the Selling Member and all Fully Participating Tag- along Members.
(ii)Each Fully Participating Tag-along Member shall exercise its right to participate in the Transfer described in Section 10.05(e)(i) by delivering to the Selling Member a written notice (a “Remaining Tag-along Notice”) stating its election to do so and specifying the number of Common Units and/or Preferred Units (or applicable Unit Equivalents), as the case may be (up to the amounts it may Transfer pursuant to Section 10.05(e)(i)), to be Transferred by it no later than five (5) Business Days after receipt of the Remaining Portion Notice.
(iii)The offer of each Fully Participating Tag-along Member set forth in a Remaining Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 10.05.
(f)Waiver. Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 10.05(d)(ii) shall be deemed to have waived all of such Tag- along Member’s rights to participate in the Tag-along Sale with respect to the Common Units and/or Preferred Units (and/or Unit Equivalents) owned by such Tag-along Member, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Units and/or Unit Equivalents identified in the Sale Notice at a per Unit price that is no greater than the applicable per Unit price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.
(g)Conditions of Sale. Each Member participating in the Tag-along Sale shall receive the same consideration per Common Unit and/or Preferred Unit, as the case may be, after deduction of such Member’s proportionate share of the related expenses in accordance with Section 10.05(i) below. Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale.
(i)Each holder of then currently exercisable Unit Equivalents with respect to a class or series of Units proposed to be Transferred in a Tag-along Sale shall be given an opportunity to convert such Unit Equivalents into the applicable class or series of Units prior to the consummation of the Tag-along Sale and participate in such sale as holders of such class or series of Units.
(h)Cooperation. Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 10.05(g).
(i)Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag- along Sale.
(j)Consummation of Sale. The Selling Member shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag- along Notice (which such 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 10.05 without again fully complying with the provisions of this Section 10.05.
(k)Transfers in Violation of the Tag-along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Units in breach of this Section 10.05, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Units of each applicable class or series that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 10.05, for a per Unit amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 10.05(k) shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section

10.05. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 10.05(k).
ARTICLE XI
COVENANTS
Section 11.01   Confidentiality
(a)Each Member acknowledges that during the term of this Agreement, he will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the Company Subsidiaries and their Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing his investment in the Company or performing his duties as a Manager, Officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during his association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.
(b)Nothing contained in Section 11.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 11.01 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 11.01 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.
(c)The restrictions of Section 11.01(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its Representatives.
Section 11.02   Non-solicit; Non-compete
(a)Non-solicit of Employees. In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, while such Member is a member of the Company and for a period of one (1) year after such Member is no longer a member of the Company (the “Restricted Period”), he shall not, directly or indirectly through one or more of any of their respective Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company or any Company Subsidiary within six (6) months prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 11.02(a) shall not prevent a Member from hiring or soliciting any employee or former employee of the Company or any Company Subsidiary who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any Company or Company Subsidiary employees.
(b)Non-solicit of Clients. In light of each Manager’s and Officer’s access to Confidential Information and position of trust and confidence with the Company, the Company shall require pursuant to any Award Agreement, employment agreement, or other such agreement with a Manager or Officer that each Manager and Officer of the Company shall not, during the Restricted Period, directly or indirectly through one or more of any of their respective Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers or suppliers of the Company or any Company Subsidiary for purposes of diverting their business or services from the Company.

(c)Severability by Court Order. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 11.02, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 11.02 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.
(d)Non-compete by Key Individuals. In light of each Key Individual’s access to Confidential Information and position of trust and confidence with the Company, the Company hereby agrees that, during the period of any Key Individual’s continued employment or other engagement with the Company or any Company Subsidiary, such Key Individual shall not directly or indirectly through one or more of any of their respective Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competitor or any division or business segment of any Competitor unless approved by the Requisite Managers; provided, that nothing in this Section 11.02(d) shall prohibit such Key Individual or any of his or her respective Affiliates from acquiring or owning, directly or indirectly:
(i)Up to 9.9% of the aggregate voting securities of any Competitor that is a publicly traded Person; or
(ii)Up to 9.9% of the aggregate voting securities of any Competitor that is not a publicly traded Person, so long as neither such Key Individual nor any of its Permitted Transferees, directly or indirectly through one or more of their respective Affiliates, designates a member of the board of directors (or similar body) of such Competitor or its Affiliates or is granted any other governance rights with respect to such Competitor or its Affiliates (other than customary governance rights granted in connection with the ownership of debt securities).
For purposes of this Section 11.02(d), “Competitor” means any other Person engaged, directly or indirectly, in whole or in part, in the same or similar business as the Company, including those engaged in the business of the cultivation, manufacture, and sale of cannabis in any jurisdiction where the Company conducts business.
ARTICLE XII
ACCOUNTING; TAX MATTERS
Section 12.01   Financial Statements. The Company shall furnish to each Member holding five percent (5%) or more of the Common Units (including Preferred Units on an as-

converted to Common Units basis) of the Company (each, a “Qualified Member”) the following reports:
(a)Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.
(b)Quarterly Financial Reports. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited financial summary reports of the Company and Company Subsidiaries.
Section 12.02   Inspection Rights. Upon reasonable notice from a Qualified Member, the Company shall, and shall cause its Managers, Officers and employees to, afford each Qualified Member and its Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Managers, and to permit each Qualified Member and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and the Company Subsidiaries’ Officers, senior employees and public accountants, and to afford each Qualified Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries with their Officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Member and its Representatives such affairs, finances and accounts).
Section 12.03   Annual Strategic Plan. Not later than thirty (30) days prior to the commencement of each Fiscal Year, the Company shall prepare, submit to and obtain the approval of the Board of an annual strategic plan. The Company and the Subsidiaries shall use commercially reasonable efforts to operate in all material respects in accordance with such annual strategic plan.
Section 12.04   Income Tax Audits. For each year in which the Company is subject to the partnership audit regime under subchapter C to chapter 63 of the Code, as added by the

Bipartisan Budget Act of 2015, and the Treasury Regulations and other guidance promulgated thereunder:
(a)The Company shall designate Abner Kurtin to serve as the “partnership representative” of the Company within the meaning of Code section 6223 (the “Tax Representative”). The Tax Representative shall have sole authority to act on behalf of the Company for purposes of subchapter C of chapter 63 of the Code and any comparable provisions of state or local income tax laws with respect to the taxable year(s) such Person was designated to serve in such capacity, until such Person resigns or is replaced by the Board in accordance with applicable IRS procedures. If the Tax Representative is an entity rather than an individual, the Tax Representative shall appoint an individual to serve as the “designated individual” to act on behalf of the Tax Representative for the Company. For purposes of this Section 12.04, unless otherwise specified, all references to provisions of chapter 63 of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015, as amended.
(b)The Person serving as the Tax Representative shall be automatically removed as Tax Representative upon the death, dissolution and/or winding up, legal incompetency or Bankruptcy of such Person, and the Person serving as the Tax Representative may be removed at any time by the Board. Upon such removal of the Tax Representative a successor to serve in such position shall be designated by the Board, and the removed Tax Representative shall not take any action for or on behalf of the Company without the prior written consent of the Board.
(c)The Company shall indemnify and hold harmless the Tax Representative in accordance with Article XIV as a result of any act or decision concerning Company tax matters and within the scope of such Person’s responsibility as Tax Representative. All amounts indemnified may be advanced as incurred in accordance with Article XIV. The Tax Representative shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of such Person’s responsibilities and authority, and any act or omission of the Tax Representative pursuant to such advice in no event shall subject the Tax Representative to liability to the Company or any Member.
(d)If the Company qualifies to elect pursuant to Code section 6221(b) (or successor provision) to have federal income tax audits and other proceedings undertaken by each Member rather than by the Company, the Company shall make such election.
(e)Notwithstanding other provisions of this Agreement to the contrary, if any “partnership adjustment” (as defined in Code section 6241(2)) is determined with respect to the Company, the Tax Representative, upon the determination of the Board in its sole discretion, will cause the Company to elect pursuant to Code section 6226 to have any such adjustment passed through to the Members and former Members for the taxable year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Code section 6225(d)(1)). In the event that the Tax Representative has not caused the Company to so elect pursuant to Code section 6226, then any “imputed underpayment” (as determined in accordance with Code section 6225) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members and former Members of the Company in such manner as may be necessary (as determined by the Board in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members and former Members based upon their interests in the Company for the reviewed year.
(f)Each Member and former Member agrees that, upon request of the Tax Representative, such Member shall (i) take such actions as may be necessary or desirable (as determined by the Board) to allow the Company to comply with the provisions of Code section 6226 so that any “partnership adjustments” are taken into account by the Members rather than the Company or (ii) file amended tax returns with respect to any “reviewed year” (within the meaning of Code section 6225(d)(1)) to reduce the amount of any “partnership adjustment” otherwise required to be taken into account by the Company.
(g)If the Company is obligated to pay any amount of tax (i.e., an “imputed underpayment” as described herein), penalty, interest, or other charges determined under the Code for a reviewed year, as set forth in a notice of final partnership adjustment or as finally determined upon any appeal or judicial proceeding (a “Company Level Tax”), each Member or former Member to which the assessment or payment relates (an “Indemnifying Member”) shall indemnify the Company for, and pay to the Company, the Indemnifying Member’s allocable share of the Company Level Tax. Each Indemnifying Member’s allocable share of the Company Level Tax shall be determined in good faith by the Board in reliance upon, to the extent necessary, the advice of counsel or accountants. Promptly upon notification by the Board of the Indemnifying Member’s obligation to indemnify the Company, an Indemnifying Member shall make a payment to the Company of immediately available funds, at the time and in the amount and manner directed by the Board. Amounts paid to the Company under this Section 12.04(g) by an Indemnifying Member who is not a Member of the Company at the time such payment is made shall not be treated as a Capital Contribution.
(h)Each Member and former Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member or former Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code section 6226, as amended) shall be paid by such Member, and if paid by the Company will be recoverable from such Member.
(i)The obligations of each Member or former Member under this Section 12.04 shall survive any actual or attempted Transfer, withdrawal or abandonment by such Member of its Transferable Membership Interest and the termination of this Agreement or the dissolution of the Company.

Section 12.05   Tax Returns; Tax Elections; Tax Matters
(a)At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 8.10) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and the Company Subsidiaries own property or do business. As soon as reasonably possible after the end of each Fiscal Year that ends prior to the Corporate Election Effective Date, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.
(b)The Board shall make any and all elections for federal, state, local, or foreign tax purposes including without limitation any election, if permitted by Applicable Law: (i) to adjust the basis of property pursuant to Code sections 734(b), 743(b) and 754, or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iii) to make all decisions on behalf of the Company and the Members and to direct the activities of the Tax Representative before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to direct the filing of any tax returns and to cause the execution of any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.
(c)The Company shall file a valid election under Treasury Regulation Section 301.7701-3(c) to be treated for federal income tax purposes as an association taxable as a corporation and shall be so treated on and after the Corporate Election Effective Date; the Company shall comply with all filing requirements relating thereto, including any comparable election, form or document required by any state or local tax law for the Company to be classified as an association taxable as a corporation under such state or local tax law.
(d)For all taxable years and other periods of the Company that begin on or after the Corporate Election Effective Date, each provision of this Agreement that refers to the Company as a partnership for applicable income tax purposes, or that otherwise relates to matters of partnership income taxation (including income tax reporting and procedure), shall not apply with respect to the Company or any Member during such taxable year or other period. For the avoidance of doubt, this Section 12.05(d) shall apply to Section 5.03, Article VI, Section 7.03, Section 7.04(c), Section 7.04(d), Section 7.04(f), Section 10.01(c), Section 12.04 and this Section 12.05.

Section 12.06   Company Funds All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.
ARTICLE XIII
DISSOLUTION AND LIQUIDATION
Section 13.01   Events of Dissolution. The Company shall be dissolved and is affairs wound up only upon the occurrence of any of the following events:
(a)The determination of the Board to dissolve the Company pursuant to this Agreement;
(b)An election to dissolve the Company made by holders of two thirds of the Voting Units;
(c)The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or
(d)The entry of a decree of judicial dissolution.
Section 13.02   Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 13.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 13.03 and the Certificate of Formation shall have been cancelled as provided in Section 13.04.
Section 13.03   Liquidation. If the Company is dissolved pursuant to Section 13.01, the Company shall be liquidated and its business and affairs wound up in accordance with the following provisions:
(a)Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Common Units and a majority of the Preferred Units, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business- like manner.
(b)Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(c)Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:
(i)First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);
(ii)Second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and
(iii)Third, to the Members in the same manner as Distributions are made under Section 7.02.
(d)Discretion of Liquidator. Notwithstanding the provisions of Section 13.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 13.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.
Section 13.04   Cancellation of Certificate. Upon completion of the Distribution of the assets of the Company as provided in Section 13.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.
Section 13.05   Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 14.03.
Section 13.06   Resource for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.
ARTICLE XIV
EXCULPATION AND INDEMNIFICATION
Section 14.01   Exculpation of Covered Persons
(a)Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each Manager, Officer, employee, agent or representative of the Company.
(b)Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.
(c)Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinion or reports) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.
Section 14.02   Liabilities and Duties of Covered Persons
(a)Limitation of Liability. This Agreement is not intended to limit the fiduciary duties of the Managers or the Managing Member. Notwithstanding the foregoing, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Waiving Member. Furthermore, each Waiving Member hereby waives, with regards only to all other Waiving Members, any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law as applying to such other Waiving Member, and in doing so, acknowledges and agrees that the duties and obligation of each Waiving Member to each other and to the Company are only as expressly set forth in this

Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Waiving Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Waiving Member.
(b)Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.
Section 14.03   Indemnification
(a)Indemnification. As the same now exists or may hereafter be amended, substituted or replaced the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:
(i)Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or
(ii)The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary;
provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered

Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.
(b)Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 14.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 14.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.
(c)Entitlement to Indemnity. The indemnification provided by this Section 14.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 14.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 14.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.
(d)Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.
(e)Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 14.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.
(f)Savings Clause. If this Section 14.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section

14.03 to the fullest extent permitted by any applicable portion of this Section 14.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.
(g)Amendment. The provisions of this Section 14.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 14.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 14.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.
(h)Survival. The provisions of this Article XIV shall survive the dissolution, liquidation, winding up and termination of the Company.
ARTICLE XV
MISCELLANEOUS
Section 15.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 15.02   Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 15.03   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.03):

If to the Company:	1411 Broadway, 16th Floor
New York, NY 10018
E-mail: [***]
Attention: Abner Kurtin
If to a Member, to such Member’s respective mailing address as set forth on the Members Schedule.
Section 15.04   Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.
Section 15.05   Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Subject to Section 11.02(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 15.06   Entire Agreement.
(a)This Agreement, together with the Certificate of Formation, any Incentive Plan, each Award Agreement and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Prior Agreement.
(b)In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of any Incentive Plan or an applicable Award Agreement with respect to the subject matter of such Incentive Plan or Award Agreement, the Board shall resolve such conflict in its sole discretion.
Section 15.07   Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 15.07   No Third-party Beneficiaries. Except as provided in Article XIV which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 15.09   Amendment. No provision of this Agreement nor the Company’s Certificate of Formation may be amended or modified except by an instrument in writing executed by (a) the Company pursuant to a vote of the Requisite Managers and Members holding a majority of the Common Units and Preferred Units (on an as-converted to Common Units basis), voting as a single class, (b) if any such amendment adversely affects the rights or privileges of any particular Member and does not affect all other similarly situated Members in substantially the same manner, any such Member, and (c) if any such amendment adversely affects the rights or privileges of any particular class of Units and does not affect all other classes of Units in substantially the same manner, Members holding a majority of any such class of Units. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.
Section 15.10   Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the applicable parties set forth in Section 15.09(a-d). No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 15.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in, Section 8.04(c), Section 9.01(d), Section 10.03(d)(v), Section 10.04(b)(ii), Section 10.05(f) and Section 15.13 hereof. Notwithstanding the foregoing, the observance of any term hereof may not be waived with respect to any Member without the written consent of such Member, unless such amendment, modification, termination, or waiver applies to all Member s in the same fashion (it being agreed that a waiver of the provisions of Article IX with respect to a particular transaction shall be deemed to apply to all Members in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Members may nonetheless, by agreement with the Company, purchase New Securities in such transaction).
Section 15.11   Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 15.12   Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 15.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.
Section 15.13   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 15.14   Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 15.15   Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.
Section 15.16   Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 14.02 to the contrary.

Section 15.17   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 15.18   Conversion to Corporation. The Members may cause the Company to convert to corporate form under applicable state law. If conversion occurs in connection with an Initial Public Offering, each Member agrees to lock-up restrictions substantially similar to those set forth in Section 15.19(d).
Section 15.19   Initial Public Offering
(a)Initial Public Offering. If at any time the Board desires to cause (i) a Transfer of all or a substantial portion of (x) the assets of the Company or (y) the Units to a newly organized corporation or other business entity (an “IPO Entity”), (ii) a merger or consolidation of the Company into or with an IPO Entity, or (iii) another restructuring of all or substantially all the assets or Units of the Company into an IPO Entity (any such corporation also herein referred to as an “IPO Entity”), in any such case in anticipation of or otherwise in connection with an Initial Public Offering of securities of an IPO Entity or its Affiliate (an “Initial Public Offering”), each Member shall take such steps to effect such Transfer, merger, consolidation, conversion or other restructuring as may be reasonably requested by the Board, including, without limitation, executing and delivering all agreements, instruments and documents as may be reasonably required and Transferring or tendering such Member’s Units to an IPO Entity in exchange or consideration for shares of capital stock or other equity interests of the IPO Entity, determined in accordance with Section 15.19(b).
(b)Conversion of Units.
(i)In connection with a transaction described in Section 15.19(a) all outstanding Units shall convert into a single class of equity of the IPO Entity (the “IPO Entity Securities”) as follows:
(1)Each Common Unit shall convert into one (1) IPO Entity Security;
(2)Each Series Seed Preferred Unit and Series Seed+ Preferred Unit shall convert into one (1) IPO Entity Security;
(3)Each Real Estate Preferred Unit shall convert into a number of IPO Entity Securities equal to (x) one (1) plus (y) (A) the original purchase price of such Real Estate Preferred Unit multiplied by 1.5, divided by (B) the price at which IPO Entity Securities are sold to the public generally in the Initial Public Offering.

(ii)Notwithstanding anything to the contrary contained herein, any Common Units subject to vesting pursuant to an Award Agreement shall continue to be subject to the same vesting schedule following conversion to IPO Entity Securities in accordance with this Section 15.19(b).
(c)Appointment of Proxy. Each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 15.19. The proxy granted pursuant to this Section 15.19(c) is a special proxy coupled with an interest and is irrevocable.
(d)Lock-up Agreement. Each Member hereby agrees that in connection with an Initial Public Offering, and upon the request of the managing underwriter in such offering, such Member shall not, without the prior written consent of such managing underwriter, during the period commencing on 90 days prior to the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed 180 days in the case of an Initial Public Offering), (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Units or Unit Equivalents (including any equity securities of the IPO Entity) held immediately before the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Units or Unit Equivalents (including equity securities of the IPO Entity) or such other securities, in cash or otherwise. The foregoing provisions of this Section 15.19(d) shall not apply to sales of securities to be included in such Initial Public Offering or other offering if otherwise permitted. Each Member agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.
Section 15.20   Sale of Units. In the event that a sale of substantially all of the Company is structured as a direct or indirect sale of Units by the Members, rather than a transaction giving rise to a distribution of proceeds by the Company, the purchase agreement governing such sale will have provisions therein which replicate, to the greatest extent possible, at least the economic result that would have been attained under Section 13.03 had the sale been structured as a sale of the Company’s assets and a distribution of proceeds thereof (or modifications will be made to this Agreement, as determined in the reasonable discretion of the Board, to accomplish this result).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:
ASCEND WELLNESS HOLDINGS, LLC

By:	/s/ Abner Kurtin
Name: Abner Kurtin for AGP Partners, LLC, the Managing Member

The Managing Member, holding a majority of the outstanding Common and Preferred Units together as one class:

AGP PARTNERS, LLC

By:	/s/ Adner Kurtin
Name: Abner Kurtin
Title: Manager

EXHIBIT A
FORM OF JOINDER AGREEMENT
The undersigned is executing and delivering this Joinder Agreement pursuant to the Fourth Amended and Restated Limited Liability Company Agreement dated as of November 3, 2020, (as amended, modified, restated or supplemented from time to time, the “Operating Agreement”), among Ascend Wellness Holdings, LLC, a Delaware limited liability company (the “Company”), and its Members party thereto.
By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Operating Agreement in the same manner as if the undersigned were an original signatory to such agreement.
The undersigned agrees that the undersigned shall be a Member, as such term is defined in the Operating Agreement.
Accordingly, the undersigned has executed and delivered this Joinder Agreement as of _______________, 20___.

By:

Name:

Title:

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